 As filed with the Securities and Exchange Commission on February 22, 2000

                                                 Registration No. 333-30358
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                          EMISPHERE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                     Delaware                                          13-3306985
         (State or other jurisdiction of                            (I.R.S. Employer
          incorporation or organization)                          identification No.)

                          765 Old Saw Mill River Road
                           Tarrytown, New York 10591
                                 (914) 347-2220
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                           Michael M. Goldberg, M.D.
                          Emisphere Technologies, Inc.
                          765 Old Saw Mill River Road
                           Tarrytown, New York 10591
                                 (914) 347-2220
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

              Edwin S. Maynard, Esq.                          David W. Pollak, Esq.
     Paul, Weiss, Rifkind, Wharton & Garrison              Morgan, Lewis & Bockius LLP
            1285 Avenue of the Americas                          101 Park Avenue
             New York, New York 10019                        New York, New York 10178
                  (212) 373-3000                                  (212) 309-6058

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED FEBRUARY 22, 2000

PROSPECTUS

                                2,500,000 Shares


                      [LOGO] EMISPHERE TECHNOLOGIES, INC.

                                  Common Stock

   Our common stock is quoted on the Nasdaq National Market under the symbol EMIS. On February 18, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $65.50 per share.

                                   --------

                                                                 Per Share Total
                                                                 --------- -----
Public offering price...........................................   $       $
Underwriting discounts and commissions .........................   $       $
Proceeds to Emisphere, before expenses..........................   $       $

   We have granted the underwriters an option for a period of 30 days to purchase up to 375,000 additional shares of common stock.

   The underwriters are severally underwriting the offered shares. The underwriters expect to deliver the shares against payment in New York, New York on March , 2000.

                                   --------

         Investing in our common stock involves a high degree of risk.
                    See "Risk Factors" beginning on page 6.

                                   --------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Chase H&Q

      Deutsche Banc Alex. Brown

                 Warburg Dillon Read LLC

                                                    Adams, Harkness & Hill, Inc.

     , 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Summary....................................................................   3
Risk Factors...............................................................   6
Use of Proceeds............................................................  14
Capitalization.............................................................  15
Dilution...................................................................  16
Selected Financial Data....................................................  17
Management's Discussion and Analysis of Financial
 Condition and Results of Operations.......................................  18
Business...................................................................  22
Management.................................................................  33
Principal Stockholders.....................................................  37
Underwriting...............................................................  38
Legal Matters..............................................................  39
Experts....................................................................  39
Where You Can Find More Information........................................  40
Index to Financial Statements.............................................. F-1


                              ------------------

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements in this prospectus or incorporated by reference into this prospectus and oral statements made from time to time by our representatives constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include (without limitation) statements regarding: planned or expected studies and trials of oral formulations that utilize our technology; the timing of the development and commercialization of our products; potential products that may be developed using our technology; the potential market size, advantages or therapeutic uses of our liquid oral heparin formulation or any other product; and the sufficiency of our available capital resources to meet our funding needs. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: the success of our oral heparin product and our ability to find a marketing partner to help us commercialize it; prospects for our salmon calcitonin product candidate in development with a partner; the viability of our product candidates, most of which, other than liquid oral heparin, are in the early stages of development; the need to obtain regulatory approval for our liquid oral heparin and other product candidates; our dependence on collaborative partners to develop and commercialize products, our ability to fund such efforts with or without partners and uncertainty as to the timing or outcome of commercialization decisions made by our collaborative partners; the risk of technological obsolescence and risks associated with our highly competitive industry; our lack of profitable operations and need for additional capital; our dependence on patents and proprietary rights; our dependence on others to manufacture our compounds; the risk of product liability and policy limits of product liability insurance; potential liability for human clinical trials; our dependence on key personnel and the quality, judgment and strategic decisions of management and other personnel; uncertain availability of third-party reimbursement for commercial medical products; general business and economic conditions; and other factors referred to or incorporated by reference into this prospectus.

                                    SUMMARY

     This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus and the documents incorporated by reference carefully before making an investment decision.

                          Emisphere Technologies, Inc.

     Emisphere Technologies, Inc. is a biopharmaceutical company specializing in the oral delivery of therapeutic macromolecules and other compounds that are not currently deliverable by oral means. Our objective is to become a leader in the development of oral macromolecule delivery. Our lead product in development is a liquid oral heparin formulation for the prevention of blood clots in high-risk surgery patients. We commenced Phase III trials for this product in December 1999 and began dosing patients in January 2000. In addition, we have developed with Novartis Pharma AG a capsule form of salmon calcitonin which incorporates our technology. Salmon calcitonin is a compound used in the treatment of osteoporosis. Novartis completed a Phase I clinical study for this product in October 1999. The study's results, released in January 2000, indicated that Novartis had reached its targeted endpoint of achieving therapeutic blood levels of salmon calcitonin using our solid dosage formulation. In February 2000, Novartis agreed to execute its option to acquire an exclusive license to develop and commercialize this product.

     Our focus is on developing oral delivery formulations of marketed drugs that are limited in use because they must be administered intravenously or by injection. The drugs we target for development, such as heparin, may be off-patent but their markets are large enough to interest pharmaceutical partners in an oral formulation. We believe combining available drugs with our proprietary carriers to create orally administrable formulations reduces development risk because the underlying compound has already been approved for use and its safety and efficacy are therefore well established. We also believe that our technology offers a relatively inexpensive route to generating significant new product opportunities.

     We also seek opportunities to collaborate with pharmaceutical companies to apply our oral delivery technology to their therapeutic compounds, whether currently marketed or in development. Since 1997, we have been engaged in a research collaboration with Novartis, under which Novartis has agreed to acquire an exclusive license to develop and commercialize oral salmon calcitonin. We believe that the results of the Novartis Phase I clinical study of salmon calcitonin represent the first time that a protein macromolecule was successfully delivered in solid oral dosage form without chemical modification of the molecule or damage to the biological membrane. We also have license agreements with Eli Lilly & Company under which we have granted Lilly exclusive worldwide licenses to use our technologies to develop and commercialize products involving the oral delivery of two of Lilly's compounds. Both candidates are currently in preclinical development. In addition, we are conducting a number of feasibility studies with pharmaceutical and biotechnology companies for various injectable compounds.

     During 1999, we purchased all of Elan Corporation plc's interest in the joint venture we formed in 1996 to develop and market oral forms of heparin. We believe that the complete ownership and control of the technology and rights relating to our oral heparin products will allow for more rapid clinical development and commercialization and greater flexibility in negotiating with a pharmaceutical partner for the marketing rights to these products.

     Traditional drug delivery companies have developed technologies to control the release of drugs and improve dosing regimens. However, there is an emerging group of drug delivery companies, including us, that are developing technologies that offer alternatives to the existing route of drug administration, including oral administration of previously injectable drugs.

     Oral dosage forms of pharmaceuticals are the safest, and typically most convenient, dosage forms. We believe oral dosage forms are the largest product segment of the pharmaceutical industry and that the potential market for many drugs could be expanded by using novel delivery mechanisms for drugs that are currently available only in an injectable form. We have demonstrated the oral delivery of heparin and, with our collaborator, salmon calcitonin in humans and the oral delivery of a variety of other compounds in animals (including insulin, human growth hormone, human parathyroid hormone, erythropoietin, cromolyn and deferoxamine). We believe that annual worldwide sales of injectable formulations of these compounds are over $8.0 billion and that the market for these compounds could be larger if oral dosage forms were available.

                                  The Offering

Common stock offered by us..........................  2,500,000 shares
Common stock to be outstanding after this offering..  17,021,037 shares
Use of proceeds.....................................  To fund development of preclinical stage programs, to fund the Phase
                                                      III clinical program for our liquid
                                                      oral heparin formulation until a
                                                      suitable marketing partner is found
                                                      or until completion and for general
                                                      corporate purposes. See "Use of
                                                      Proceeds."
Nasdaq National Market symbol.......................  EMIS

     Unless we specifically state otherwise, the information in this prospectus does not take into account the issuance of up to 375,000 shares of common stock which the underwriters have the option to purchase solely to cover over-allotments. If the underwriters exercise their over-allotment option in full, 17,396,037 shares of common stock will be outstanding after this offering.

     The number of shares of common stock to be outstanding immediately after this offering is based upon our shares outstanding as of January 31, 2000 and does not take into account 4,915,345 shares of common stock issuable upon exercise of options outstanding at a weighted average exercise price of $10.72 per share, and 817,716 shares available for future grants under our existing stock option plan and employee stock purchase plan.
                               ------------------

     Our principal offices are located at 765 Old Saw Mill River Road, Tarrytown, New York 10591, and our telephone number is (914) 347-2220.

     We maintain a web site at "www.emisphere.com." Information presented on our web site does not constitute part of this prospectus.

                             Summary Financial Data
                     (in thousands, except per share data)

     The table below provides a summary of our financial data for the five fiscal years ended July 31, 1999, the three months ended October 31, 1998 and 1999 and as of October 31, 1999. We derived the summary data for the five fiscal years ended July 31, 1999 from our audited financial statements, which were audited by PricewaterhouseCoopers LLP, our independent accountants. We derived the summary data for the three months ended October 31, 1998 and 1999 and as of October 31, 1999 from our unaudited financial statements. We prepared our unaudited financial statements on the same basis as our audited financial statements and included all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial data. Operating results for the three months ended October 31, 1999 are not necessarily indicative of the results that may be expected for the full year. You should read this summary financial data together with our financial statements and the notes to those financial statements.

                                                                         Three Months
                                                                             Ended
                                 Fiscal Year Ended July 31,               October 31,
                          --------------------------------------------  ----------------
                           1995     1996     1997     1998      1999     1998     1999
                          -------  -------  -------  -------  --------  -------  -------
Statement of Operations
 Data:
Revenue.................  $    33  $ 3,131  $ 5,401  $15,868  $ 10,180  $ 3,579  $   625
                          -------  -------  -------  -------  --------  -------  -------
Costs and expenses:
 Research and
  development...........    5,802    6,605    7,724   15,190    22,850    4,299    8,745
 Acquisition of in-
  process research and
  development...........       --       --       --       --     9,686       --       --
 Loss in Ebbisham Ltd...       --       --    2,550    4,044     3,092    1,161       --
 General and
  administrative........    2,404    3,337    3,416    5,344     6,051    1,360    1,258
                          -------  -------  -------  -------  --------  -------  -------
  Total costs and
   expenses.............    8,206    9,942   13,690   24,578    41,679    6,820   10,003
                          -------  -------  -------  -------  --------  -------  -------
Operating loss..........   (8,173)  (6,811)  (8,289)  (8,710)  (31,499)  (3,241)  (9,378)
Other income (expense)..      389      703      968    1,644       817      261     (505)
                          -------  -------  -------  -------  --------  -------  -------
Net loss................  $(7,784) $(6,108) $(7,321) $(7,066) $(30,682) $(2,980) $(9,883)
                          =======  =======  =======  =======  ========  =======  =======
Net loss per share--
 basic and diluted......  $ (1.03) $ (0.72) $ (0.77) $ (0.66) $  (2.63) $ (0.27) $ (0.81)
                          =======  =======  =======  =======  ========  =======  =======

                                                   October 31, 1999
                                          ------------------------------------
                                                                  Pro Forma
                                          Actual   Pro Forma(1) As Adjusted(2)
                                          -------  ------------ --------------
Balance Sheet Data:
Cash, cash equivalents and marketable
 securities.............................. $ 5,905    $29,405       $182,441
Working capital..........................   5,190     28,690        181,726
Total assets.............................  26,181     49,681        202,717
Long-term liabilities....................  23,088     23,088         23,088
Accumulated deficit...................... (97,688)   (97,688)       (97,688)
Stockholders' equity.....................   1,600     25,100        178,136

------------------
(1) Gives effect to the issuance of 2,300,000 shares of common stock in a public offering completed on November 2, 1999 as if it had occurred on October 31, 1999. The net proceeds of that offering were approximately $23.5 million.

(2) Further adjusted to reflect this offering at an assumed public offering price of $65.50 per share. See "Use of Proceeds."

                                  RISK FACTORS

     You should carefully consider the following risk factors and all of the other information contained in, or incorporated by reference into, this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

                    Risks Related to Emisphere Technologies

We are highly dependent on the success of our oral heparin product and we need to find a marketing partner in order to commercialize it.

     Our leading product candidate is a liquid oral heparin UF formulation for the prevention of deep vein thrombosis. Heparin is currently not available in oral form. We commenced Phase III clinical trials for this product in December 1999 and began dosing patients in January 2000. The outcome of clinical trials is inherently subject to uncertainty, as is the FDA's drug approval process. We therefore cannot assure you that the Phase III trials will be successful or that our liquid oral heparin product will ultimately receive FDA approval.

     The manufacture, marketing and distribution of pharmaceuticals is a formidable undertaking. We do not have the financial resources or expertise to bring liquid oral heparin to market on our own. In July 1999, we assumed sole responsibility for Phase III development and funding. We will need to find a third party with significant resources to become our partner in manufacturing, marketing and distributing liquid oral heparin. We cannot assure you that we will be able to identify a suitable partner or that we can negotiate favorable terms for our relationship with that partner.

     The success of our liquid oral heparin product will also depend on market acceptance by doctors, patients and third-party payors. We believe that the market for heparin would expand if an orally administered version were available, but we cannot assure you that our oral heparin product will be welcomed and accepted by doctors, patients and third-party payors. In addition, our liquid oral heparin product will compete with other forms of heparin and other anti-coagulants that are produced and marketed by major pharmaceutical companies with significantly greater resources.

     If our liquid oral heparin is not approved or we are unable to develop it into a commercially viable product, our prospects will suffer significantly. Other than our oral formulation of salmon calcitonin, which has successfully completed an initial Phase I clinical study, we have no other products that have entered into human clinical studies.

Our product candidates are in various stages of development, and we cannot be certain that any will be suitable for commercial purposes.

     To be profitable, we must successfully research, develop, obtain regulatory approval for, manufacture, introduce, market and distribute our products under development. The time frame necessary to achieve these goals for any individual product is long and uncertain. Before we can sell any of our products under development, we must demonstrate through preclinical (animal) studies and clinical (human) trials that each product is safe and effective for human use for each targeted indication. We cannot be certain that we will be able to begin, or continue, our planned clinical trials for our product candidates, or if we are able, that our product candidates will prove to be safe and will produce their intended effects.

     A number of companies in the drug delivery, biotechnology and pharmaceutical industries have suffered significant setbacks in clinical trials, even after showing promising results in earlier studies or trials. We cannot assure you that favorable results in any preclinical study or early clinical trial will mean that favorable results will ultimately be obtained in future clinical trials. Nor can we assure you that results of our limited animal and human studies are indicative of results that would be achieved in future animal studies or human clinical studies, all or some of which will be required in order to have our proposed products obtain regulatory approval. Similarly, we cannot assure you that any of our product candidates will be approved by the FDA.

Our future business success depends heavily upon regulatory approvals which can be difficult to obtain for a variety of reasons, including cost.

     Our preclinical studies and clinical trials, as well as the manufacturing and marketing of our technologies, are subject to extensive, costly and rigorous regulation by various governmental authorities in the United States and other countries. The process of obtaining required regulatory approvals from the FDA and other regulatory authorities often takes many years, is expensive and can vary significantly based on the type, complexity and novelty of the product candidates. We cannot assure you that any technologies or carriers developed by us, either independently or in collaboration with others, will meet the applicable regulatory criteria in order to receive the required approvals for manufacturing and marketing. Delays in obtaining United States or foreign approvals could result in substantial additional costs to us, and, therefore, could adversely affect our ability to compete with other companies. Additionally, delays in obtaining regulatory approvals encountered by others with whom we collaborate, or other licensees of ours, could also adversely affect our business and prospects.

     If regulatory approval of a product is granted, the approval may place limitations on the intended uses of the product we wish to commercialize, and may restrict the way in which we are permitted to market the product.

We are dependent upon collaborative partners to develop and commercialize compounds using our carriers.

     A key part of our strategy is to form collaborations with pharmaceutical companies that will assist us in developing, testing, obtaining government approval for and commercializing oral forms of therapeutic compounds using our drug delivery technologies. We do not currently possess the ability or resources necessary to reach these goals alone, and we do not currently intend independently to market products incorporating our technologies in the foreseeable future. Other than our strategic alliances with Novartis and Lilly, we have no commitments or development agreements currently in effect.

     Accordingly, we cannot assure you that:

   . we will be able to enter into collaborative arrangements to develop products utilizing our drug delivery technologies;

   . any existing or future collaborative arrangements will be successful;
     or

   . milestones in these agreements will be met.

If we are unable to obtain development assistance and funds from other pharmaceutical companies to fund a portion of our product development costs and to commercialize products, we may have to delay, scale back or curtail one or more of our projects.

Our strategic alliances with Novartis and Lilly may not result in commercializable products.

     Novartis completed a Phase I study in the United Kingdom in October 1999 of a capsule form of salmon calcitonin developed using our carrier technology. In February 2000, Novartis agreed to execute its option to acquire an exclusive license to develop and commercialize this product. However, we cannot assure you that, despite the positive results achieved in the Phase 1 study, Novartis will be successful in continuing the commercial development of oral salmon calcitonin.

     While our license agreements with Lilly provide for payments upon reaching milestones and for royalties in the event a product is successfully commercialized by Lilly, there is no provision for minimum royalty payments and, therefore, no guarantee that we will ever receive additional revenues from the license agreements. Our strategic alliance with Lilly does not require Lilly to use our technologies exclusively, and we are aware of collaborations between Lilly and others pursuing non-oral delivery of both of the proteins that are the subject of our strategic alliance with them. In addition, the strategic alliance represents the exclusive vehicle through which we may develop and market orally deliverable products based on the subject proteins and our carrier technologies.

     In September 1998, Lilly formally selected one of our proprietary carriers for clinical testing of an oral formulation of Lilly's therapeutic protein for the treatment of osteoporosis. Lilly subsequently incurred unexpected results with respect to their injectable form of the protein and suspended its development. As a result, we are awaiting further direction from Lilly on the project.

We have incurred substantial losses since inception and expect to incur further losses.

     Since our inception in 1986, we have generated significant losses from operations and we anticipate that we will continue to generate significant losses from operations for the foreseeable future. On October 31, 1999, our accumulated deficit was approximately $97.7 million. Operations to date have been funded with the proceeds from collaborative research agreements, public and private equity and debt financings and income earned on investments.

     We expect to experience a substantial increase in oral heparin clinical development expenses in fiscal 2000 as we conduct Phase III clinical trials, the most expensive phase of the clinical development process. As a result, we believe that we will continue to incur increasing operating losses for the foreseeable future.

If we cannot adequately protect our patent and proprietary rights, our business will suffer.

     Our success will depend, in part, on our ability to obtain patent protection for our products, processes and technologies, to preserve our trade secrets, and to operate without infringing the proprietary rights of third parties, in various jurisdictions. We have been granted 44 patents on our drug delivery technologies in the United States which will expire beginning in 2007.

     We cannot assure you that any patent applications relating to our potential products or processes will result in patents being issued, or that resulting patents, if any, are valid, enforceable or will provide protection against competitors who challenge our patents, obtain patents that may have an adverse effect on our ability to conduct business, or are able to circumvent our patent position. We cannot assure you that we will have the necessary financial resources to enforce any of our patents.

     The manufacture, use or sale of our product candidates may infringe the patent rights of others. We may be unable to avoid infringement of those patents and we may have to seek a license, defend an infringement action, or challenge the validity of those patents in court. We cannot assure you that a license will be available to us, if at all, on terms and conditions acceptable to us or that we will prevail in any patent litigation. If we do not obtain a license under these patents, are found liable for infringement, or are not able to have the patents declared invalid, we may be liable for significant monetary damages, may encounter significant delays in bringing products to market, or may be precluded from participating in the manufacture, use or sale of products or methods of treatment covered by these patents. We cannot assure you that we have identified or will identify in the future, United States and foreign patents that pose a risk of infringement.

     Part of our strategy involves collaborative arrangements with other pharmaceutical companies for the development of new formulations of drugs developed by others and, ultimately, the receipt of royalties on sales of the new formulations of those drugs. These drugs are generally the property of the pharmaceutical companies and may be the subject of patents or patent applications and other forms of protection owned by the pharmaceutical companies. To the extent those patents or other forms of protection expire, become invalid or otherwise ineffective, or to the extent those drugs are covered by patents or other forms of protection owned by third parties, sales of those drugs by the collaborating pharmaceutical company may be restricted, limited or enjoined, or may cease. Accordingly, the potential for royalty revenues to us may be adversely affected.

     To protect our proprietary technologies and processes, we rely in part on maintaining trade secrets protected by confidentiality agreements with our partners, employees, consultants and contractors. Nevertheless, we cannot assure you that these agreements will provide adequate protection for our trade secrets and other proprietary information in the event of any unauthorized use or disclosure or in the event others lawfully develop the information.

We are dependent on third parties to manufacture our products.

     We currently have no manufacturing facilities for large-scale clinical or commercial production of any compounds under consideration as products. For the foreseeable future, we intend to rely on third parties to manufacture our carriers and potential products.

     These third-party manufacturers must comply with the applicable FDA good manufacturing practice regulations, which include quality control and quality assurance requirements as well as maintenance of records and documentation. Manufacturing facilities are subject to ongoing periodic inspection by the FDA and corresponding state agencies, including unannounced inspections, and must be licensed before they can manufacture any of our carriers or products. We cannot assure you that our present or future suppliers will be able to comply with the applicable good manufacturing practice regulations and other FDA regulatory requirements. After regulatory approvals are obtained, later discovery of previously unknown problems or failure to comply with the regulatory requirements may result in restrictions on the marketing of a product, withdrawal of the product from the market, seizures, injunctions or criminal sanctions.

We may face product liability claims related to participation in clinical trials or the use or misuse of our products.

     We have product liability insurance with a policy limit of $5.0 million per occurrence. The testing, manufacturing and marketing of products for humans utilizing our drug delivery technologies may expose us to potential product liability and other claims resulting from their use. While we intend to have human clinical trials conducted by contract research organizations or our pharmaceutical partners, and to have these parties indemnify us for claims arising out of those trials, we cannot assure you that indemnity undertakings, if any, will be sufficient. Similarly, while we have obtained, and will seek to obtain, waivers of liability from all persons who participate in human clinical trials conducted by us or on our behalf, we cannot assure you that waivers will be effective to protect us from liability or the costs of litigation.

     Liability may also result from claims made directly by consumers or by pharmaceutical companies or others selling our products. We seek to structure future development programs with pharmaceutical companies that would complete the development, manufacturing and marketing of the finished product, but the indemnity undertakings for product liability claims that we secure from the pharmaceutical companies may later prove to be insufficient. While we may obtain additional product liability insurance if we determine that such insurance is desirable, we cannot assure you that the insurance we obtain would be adequate to fully protect us. In the event of a successful suit against us, if we do not have adequate product liability insurance coverage, we will be materially adversely affected.

We may require additional funding.

     We may require additional funding in order to continue our research and product development programs and preclinical testing and clinical trials, fund our operating expenses, pursue regulatory approvals of our product candidates and establish manufacturing capabilities. We cannot assure you that we will be successful in raising additional capital. In the event that a marketing partner for our oral heparin product is not found, we expect that cash, cash equivalents and marketable securities on-hand, combined with the proceeds of this offering, will allow us to meet our liquidity requirements for at least the next two years.

We are dependent on our key personnel and will need to attract and retain additional key personnel in the future.

     Our success depends upon the continued contributions of our executive officers and scientific and technical personnel. During our operating history, many key responsibilities within our company have been assigned to a relatively small number of individuals. The competition for qualified personnel is intense, and the loss of services of key personnel could adversely affect our business. In particular, the loss of the services of Michael M. Goldberg, M.D., our Chairman of the Board and Chief Executive Officer, could have a material adverse effect on our operations. We have an employment agreement through July 2000 with Dr. Goldberg, and have obtained key man insurance in the amount of $1.0 million on his life.

     In addition, we rely on members of our scientific advisory board and consultants to assist us in formulating our research and development strategy. All of the members of the scientific advisory board and all of our consultants are otherwise employed and each of these members or consultants may have commitments to other entities that may limit their availability to us or other interests that may conflict with our interests.

                         Risks Related to Our Industry

We face rapid technological change and intense competition.

     Our success depends, in part, upon maintaining a competitive position in the development of products and technologies in an evolving field in which developments are expected to continue at a rapid pace. We compete with other drug delivery, biotechnology and pharmaceutical companies, research organizations, individual scientists and non-profit organizations engaged in the development of alternative drug delivery technologies or new drug research and testing, as well as with entities developing new drugs that may be orally active. Many of these competitors have greater research and development capabilities, experience, and marketing, financial and managerial resources than we do, and, therefore, represent significant competition for us.

     Our products, when developed and marketed, may compete with existing injectable versions of the same drug, some of which are well established in the marketplace and manufactured by formidable competitors, as well as other existing drugs. For example, our oral heparin products will compete with injectable heparin, injectable low molecular weight heparin and warfarin, an oral anti-coagulant. These products are marketed throughout the world by very large companies such as Aventis SA, Pharmacia & Upjohn, Inc. and E.I. DuPont de Nemours & Co. Similarly, our salmon calcitonin product candidate, if developed and marketed, would compete with a wide array of existing osteoporosis therapies, including a nasal dosage form of salmon calcitonin, estrogen replacement therapy, bisphosphonates and selective receptor modulators.

     Our competitors may succeed in developing competing technologies or obtaining government approval for products before we do. Developments by others may render our product candidates, or the therapeutic compounds used in combination with our product candidates, noncompetitive or obsolete. For example, we are aware that AstraZeneca PLC has completed Phase II clinical trials of a pro-drug form of melagantran, a direct thrombin inhibitor, which, if successfully developed, would compete with our oral heparin products. Similarly, we are aware that at least one competitor has notified the FDA that it is developing a competing formulation of salmon calcitonin. We cannot assure you that, if our products are marketed, they will be preferred to existing drugs or that they will be preferred to or available before other products in development.

The unavailability of third-party reimbursement may limit the use of our products, which would adversely affect our business.

     The commercial success of our carrier products and technologies are substantially dependent on whether third-party reimbursement is available for the use of our products by hospitals, clinics and doctors. The continuing efforts of government and insurance companies, health maintenance organizations and other third-party payors of health care costs to contain or reduce costs of health care may affect our future revenues and profitability, as well as the availability of capital. Significant uncertainty exists as to the reimbursement status of newly approved health care products, such as those we are currently developing. If we do succeed in bringing products to market, we cannot guarantee that the products will be considered by third-party payors to be cost effective or outcome effective, or that adequate third-party reimbursement will be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. Likewise, legislation and regulations affecting the pricing of pharmaceuticals may change before our proposed products are approved for marketing.

Commercialized products are subject to continuing regulation.

     Even if our products receive regulatory approval, either in the United States or internationally, we will continue to be subject to extensive regulatory requirements. These regulations are wide ranging and govern, among other things:

   . adverse drug experience reporting regulations;

   . product promotion;

   . product manufacturing, including good manufacturing practice, or GMP, requirements; and

   . product changes or modifications.

     If we fail to comply or maintain compliance with such laws and regulations, we may be fined or barred from selling our products. If the FDA believes that we are not in compliance with the law, it can:

   . seize our products;

   . mandate a recall;

   . stop future sales through injunctive procedures; and/or

   . assess civil and criminal penalties against us.

                       Risks Relating to Our Common Stock

Anti-takeover provisions of our corporate charter documents, Delaware law and our agreements with collaborators may affect the price of our common stock.

     Our board of directors has the authority to issue up to 1,000,000 shares of preferred stock and to determine the rights, preferences and privileges of those shares without any further vote or action by our stockholders. Of these 1,000,000 shares, 200,000 are currently designated Series A Junior Participating Cumulative Preferred Stock in connection with our stockholders' rights plan, and the remaining 800,000 shares remain available for future issuance. Your rights as a holder of common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Additional provisions of our certificate of incorporation and by-laws could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting common stock. These include provisions that classify our board of directors, limit the ability of stockholders to take action by written consent, call special meetings, remove a director for cause, amend the by-laws or approve a merger with another company.

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law which prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, either alone or together with affiliates and associates, owns (or within the past three years, did own) 15% or more of the corporation's voting stock.

     We also have a stockholder's right's plan, commonly referred to as a "poison pill," that makes it difficult, if not impossible, for a person to acquire control of us without the consent of our board of directors.

     In addition, we have contractual "standstill" agreements with Lilly, Novartis and Elan which generally prohibit each company from acquiring shares of our outstanding voting stock above specified levels. We may enter into additional standstill agreements with future collaboration partners and with prospective collaboration partners before we begin negotiating collaborations with them.

Our stock price has been and may continue to be volatile.

     The trading price for our common stock has been and is likely to continue to be highly volatile. The market prices for securities of drug delivery, biotechnology and pharmaceutical companies have historically been highly volatile. Factors that could adversely affect our stock price include:

   . fluctuations in our operating results;

   . announcements of technological collaborations, innovations or new products by us or our competitors;

   . governmental regulation;

   . developments in patent or other proprietary rights;

   . public concern as to the safety of drugs developed by us or others;

   . the results of preclinical testing and clinical studies or trials by us or our competitors;

   . litigation; and

   . general market conditions.

Future sales of common stock, or the prospect of future sales, may depress our stock price.

     Sales of a substantial number of shares of common stock, or the perception that sales could occur, could adversely affect the market price of our common stock. As of October 31, 1999, we have outstanding options to purchase up to 3,697,246 shares of common stock which are currently exercisable and additional options to purchase up to 1,264,555 shares of common stock are exercisable over the next several years. In addition, an aggregate of 25,000 shares of common stock have been reserved for issuance under our Directors' Deferred Compensation Plan, of which 3,687 shares are currently issuable. The holders of these options or rights have an opportunity to profit from a rise in the market price of our common stock with a resulting dilution in the interests of the other stockholders. The existence of these options or rights may adversely affect the terms on which we may obtain additional financing.

We may be adversely affected by the "Year 2000" problem

     The "Year 2000 computer problem" refers to the potential for system and processing failures of date-related data as a result of computer controlled systems using two digits rather than four to define the applicable year. It also refers to the possibility that programs may fail to recognize February 29, 2000 as a leap year date as a result of an exception to the calculation of leap years that will occur in the year 2000. The Year 2000 computer problem could result in miscalculations, data corruption, system failures or disruptions of operation. Because we depend on our business systems and those of third-parties, residual Year 2000 problems could cause a failure of these systems that could adversely affect our business.

     Even though our operations have not been materially affected by the Year 2000 issue to date, our systems and those of other companies on which our systems and operations rely could still experience Year 2000 computer problems. We have established a team to address our Year 2000 risk. This team has reviewed our infrastructure and believes that it has identified substantially all of the major business systems used in connection with our internal operations. We have completed the process of identifying and correcting the major business systems that needed to be modified, upgraded, or replaced. Costs incurred to date to correct Year 2000 problems have not been material to our results of operations. In addition, we have initiated formal communications with significant suppliers and collaborators to determine the extent to which we are vulnerable if these third parties fail to remediate their own Year 2000 issues. We are unable to determine, at this time, the probability that any material supplier or collaborator will not be able to correct any Year 2000 problem in a timely manner. In the event any such third parties cannot provide us with products, services, or continue to collaborate with us, our results of operations could be materially adversely affected.

                                USE OF PROCEEDS

     We estimate that the proceeds of this offering will be approximately $153.0 million, based on an assumed public offering price of $65.50 per share and after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds of this offering:

   . to fund development of our preclinical stage programs;

   . to fund the Phase III clinical program for our liquid oral heparin formulation until a suitable marketing partner is found or until completion; and

   . for general corporate purposes.

     Numerous factors, including the timing of entering into a collaboration agreement with a marketing partner, the progress of our Phase III trials, the rate of our progress in our research and development programs, the results of other preclinical and clinical studies and the timing of regulatory approvals, may affect the amounts we spend on each proposed use. Expenditures will also depend upon the extent to which we establish collaborative research or marketing arrangements with other companies, the availability of other financing and other factors.

     Pending application of the proceeds from this offering, we intend to invest the net proceeds in short-term and intermediate-term investment-grade, interest-bearing instruments.

                                 CAPITALIZATION

     The table below describes our capitalization at October 31, 1999 on an actual basis, on a pro forma basis to give effect to the offering of common stock that we completed on November 2, 1999 and further adjusted to reflect this offering and the application of the proceeds of this offering, which are estimated to be $153.0 million based on an assumed public offering price of $65.50 per share and after deducting underwriting discounts and estimated offering expenses.

                                                     October 31, 1999
                                             ----------------------------------
                                                         Pro       Pro Forma
                                              Actual   Forma(1)  As Adjusted(2)
                                             --------  --------  --------------
                                                      (in thousands)
Debt:
 Note payable............................... $ 21,000  $ 21,000     $ 21,000
Stockholders' equity:
 Preferred Stock, par value $.01 per share,
  1,000,000 shares authorized; no shares
  issued and outstanding, actual pro forma
  and pro forma as adjusted.................      --        --           --
 Common Stock, par value $.01 per share,
  40,000,000 shares authorized; 12,206,511
  shares issued (12,163,011 outstanding)
  actual; 14,506,511 shares issued
  (14,463,011 outstanding) pro forma;
  17,006,511 shares issued (16,963,011
  outstanding) pro forma as adjusted(3).....      122       145          170
 Additional paid-in capital.................   99,364   122,841      275,852
 Accumulated deficit........................  (97,688)  (97,688)     (97,688)
 Net unrealized gain on marketable
  securities................................       (5)       (5)          (5)
 Less 43,500 shares of Common Stock held in
  treasury, at cost.........................     (193)     (193)        (193)
                                             --------  --------     --------
    Total stockholders' equity.............. $  1,600  $ 25,100     $178,136
                                             --------  --------     --------
Total capitalization........................ $ 22,600  $ 46,100     $199,136
                                             ========  ========     ========

------------------
(1) Gives effect to the issuance of 2,300,000 shares of common stock in a public offering completed on November 2, 1999 as if it had occurred on October 31, 1999. The net proceeds of that offering were approximately $23.5 million.

(2) Gives further effect to this offering, at an assumed offering price of $65.50 per share, and the application of the proceeds of this offering, estimated to be $153.0 million after deducting underwriting discounts and estimated offering expenses.
(3) Does not include (i) 4,961,801 shares of common stock issuable upon the exercise of options outstanding and 829,380 shares available for future grant under our existing stock option plans and employee stock purchase plan and (ii) 3,687 shares of common stock issuable under our Directors' Deferred Compensation Stock Plan and 21,313 shares available for future issuance under that plan.

                                    DILUTION

     At October 31, 1999, we had a pro forma net tangible book value of $16.8 million, or $1.16 per share of our common stock. Pro forma net tangible book value per share represents the amount of our total assets less intangible assets, such as purchased technology, less total liabilities, divided by the number of shares of our common stock outstanding after giving effect to our public offering of 2,300,000 shares completed on November 2, 1999. Without taking into account any changes in pro forma net tangible book value after October 31, 1999, other than this offering, based on an assumed public offering price of $65.50 per share and after deducting underwriting discounts and estimated offering expenses, our pro forma net tangible book value at October 31, 1999 would have been $169.9 million, or $10.01 per share. This represents an immediate dilution in pro forma net tangible book value of $55.49 per share to new investors purchasing shares of common stock in this offering and an immediate increase in pro forma net tangible book value of $8.85 per share to our existing stockholders. The following table illustrates the per share dilution:

  Assumed public offering price per share to be paid by a new
   investor.......................................................       $65.50
  Pro forma net tangible book value per share before offering..... $1.16
  Increase in net tangible book value per share attributable to new investors..................................................  8.85
                                                                   -----
  Pro forma net tangible book value per share after offering......        10.01
                                                                         ------
  Dilution per share to new investors.............................       $55.49
                                                                         ======

     The computation above is based on the pro forma number of shares of our common stock outstanding as of October 31, 1999, which does not include 4,961,801 shares of common stock issuable upon the exercise of outstanding options and 829,380 shares available for future grant under our existing stock option plan and employee stock purchase plan. In addition, an aggregate of 25,000 shares of common stock have been reserved for issuance under our Directors' Deferred Compensation Plan, of which 3,687 shares are currently issuable. To the extent that shares are issued under these plans in the future, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA
                    (in thousands, except per share amounts)

     The table below provides selected financial data for the five fiscal years ended July 31, 1999, the three months ended October 31, 1998 and 1999, as of July 31, 1995, 1996, 1997, 1998 and 1999 and as of October 31, 1999. We derived the data for the five fiscal years ending July 31, 1999 and as of July 31, 1995, 1996, 1997, 1998 and 1999 from our financial statements and accompanying notes, which were audited by independent accountants. We derived the data for the three months ended October 31, 1998 and 1999 and as of October 31, 1999 from our unaudited financial statements. We prepared our unaudited financial statements on the same basis as our audited financial statements and included all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial data. Operating results for the three months ended October 31, 1999 are not necessarily indicative of the results that may be expected for the full year. You should read this selected financial data together with our financial statements and the notes to those financial statements as well as the discussion under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                          Three Months
                                 Fiscal Year Ended July 31,             Ended October 31,
                          --------------------------------------------  ------------------
                           1995     1996     1997     1998      1999      1998      1999
                          -------  -------  -------  -------  --------  --------  --------
Statement of Operations
 Data:
Revenue.................  $    33  $ 3,131  $ 5,401  $15,868  $ 10,180  $  3,579  $   625
                          -------  -------  -------  -------  --------  --------  -------
Costs and expenses:
 Research and
  development...........    5,802    6,605    7,724   15,190    22,850     4,299    8,745
 Acquisition of in-
  process research and
  development...........       --       --       --       --     9,686        --       --
 Loss in Ebbisham Ltd...       --       --    2,550    4,044     3,092     1,161       --
 General and
  administrative........    2,404    3,337    3,416    5,344     6,051     1,360    1,258
                          -------  -------  -------  -------  --------  --------  -------
  Total costs and
   expenses.............    8,206    9,942   13,690   24,578    41,679     6,820   10,003
                          -------  -------  -------  -------  --------  --------  -------
Operating loss..........   (8,173)  (6,811)  (8,289)  (8,710)  (31,499)   (3,241)  (9,378)
Other income (expense)..      389      703      968    1,644       817       261     (505)
                          -------  -------  -------  -------  --------  --------  -------
Net loss................  $(7,784) $(6,108) $(7,321) $(7,066) $(30,682) $( 2,980) $(9,883)
                          =======  =======  =======  =======  ========  ========  =======
Net loss per share--
 basic and diluted......  $ (1.03) $ (0.72) $ (0.77) $ (0.66) $  (2.63) $  (0.27) $ (0.81)
                          =======  =======  =======  =======  ========  ========  =======
                                          July 31,                      October 31, 1999
                          --------------------------------------------  ------------------
                                                                                    Pro
                           1995     1996     1997     1998      1999     Actual   Forma(1)
                          -------  -------  -------  -------  --------  --------  --------
Balance Sheet Data:
Cash, cash equivalents
 and marketable
 securities.............  $ 5,620  $18,237  $33,690  $34,828  $ 17,805  $  5,905  $29,405
Working capital.........    5,173   17,799   31,323   31,457    13,360     5,190   28,690
Total assets............    7,549   20,039   36,897   53,690    38,476    26,181   49,681
Long-term liabilities...       55       45       35   10,598    22,050    23,088   23,088
Accumulated deficit.....  (36,628) (42,736) (50,057) (57,123)  (87,805)  (97,688) (97,688)
Stockholders' equity....    6,899   19,267   33,398   31,281    11,287     1,600   25,100

------------------
(1) Gives effect to the issuance of 2,300,000 shares of common stock in a public offering completed on November 2, 1999 as if it had occurred on October 31, 1999. The net proceeds of that offering were approximately $23.5 million.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

General

     We are a biopharmaceutical company specializing in the oral delivery of therapeutic macromolecules and other compounds that are not currently deliverable by oral means. Since our inception in 1986, we have devoted substantially all of our efforts and resources to research and development conducted on our own behalf and through collaborations with corporate partners and academic research institutions. We have no product sales to date. Our major sources of working capital have been proceeds from various public and private equity and debt financings, reimbursement of expenses and other payments from corporate partners, and income earned on the investment of available funds. Neither inflation nor seasonality significantly affect our operations.

Results of Operations

 Three Months Ended October 31, 1999 Compared to Three Months Ended October 31, 1998

     Contract research revenues were $0.6 million in the first quarter of fiscal 2000, a decrease of $3.0 million, or 83%, compared to $3.6 million in the same period of fiscal 1999. Contract research revenues in fiscal 2000 were from the Novartis Pharma AG research collaboration and were consistent with revenues received from Novartis in the first quarter of fiscal 1999. Contract research revenues in fiscal 1999 also included $2.7 million from our former heparin joint venture and from our collaboration with Eli Lilly & Co. The research and development funding portion of the ongoing Lilly collaboration was completed in the third quarter of fiscal 1999. The heparin joint venture was discontinued in the fourth quarter of fiscal 1999. Revenue for the first quarters of fiscal 2000 and 1999 were comprised of reimbursed research and development expenses. Costs of contract research revenue approximate contract research revenue and are included in research and development expenses.

     Total operating expenses were $10.0 million in the first quarter of fiscal 2000, an increase of $3.2 million, or 47%, compared to the same period of fiscal 1999. The details of this increase are as follows:

     Research and development costs were $8.7 million in the first quarter of fiscal 2000, an increase of $4.4 million, or 103%, compared to the same period of fiscal 1999. The increase was primarily related to liquid oral heparin clinical development and continuing Novartis development efforts. The largest component of the increase in research and development expenses was expenses for clinical research services related to the liquid oral heparin Phase III clinical trials. In addition, we increased our scientific and development personnel in the areas of parallel synthesis, solid dosage formulation, quality control and regulatory affairs in order to accommodate increased efforts related to oral heparin development and the Novartis collaboration.

     General and administrative expenses were $1.3 million in the first quarter of fiscal 2000, a decrease of $0.1 million, or 7%, compared to the same period of fiscal 1999. The decline was due to lower sales and real estate taxes. For the remainder of the fiscal year, general and administrative expenses are expected to increase over prior fiscal year levels in order to support increasing levels of research and development activities.

     The loss in Ebbisham Ltd. (our former joint venture with Elan Corporation plc) decreased to zero in the first quarter of fiscal 2000 from $1.2 million in the same period of fiscal 1999 due to the discontinuation of the joint venture in the fourth quarter of fiscal 1999.

     As a result of the above, our operating loss was $9.4 million in the first quarter of fiscal 2000, an increase of $6.2 million compared to $3.2 million for the same period of fiscal 1999.

     Other income and expense decreased to approximately $0.5 million of net expense in the first quarter of fiscal 2000 compared to $0.3 million of net income in the first quarter of fiscal 1999. The change is primarily the result of an increase in interest expense and decreased investment income. The increase in interest expense is primarily attributable to non-cash interest expense accrued on the $20.0 million note payable, which was recorded in conjunction with our fiscal 1999 fourth quarter acquisition of Elan plc's interest in the former heparin joint venture. Interest was earned on lower cash and investment balances in the first fiscal quarter of 2000 compared to the same period of fiscal 1999.

     Based on the above, we sustained a net loss of $9.9 million in the first quarter of fiscal 2000 compared to a net loss of $3.0 million in the same period of fiscal 1999.

  Fiscal 1999 Compared to Fiscal 1998

     Contract research revenues were $10.2 million in fiscal 1999, a decrease of $5.7 million, or 36%, compared to fiscal 1998. The decrease was the result of discontinuing our joint venture with Elan for the development of oral heparin and the completion of the research and development funding portion of the ongoing Lilly collaboration. In addition, revenues in fiscal 1998 included a $4.0 million milestone payment from Lilly. We received no milestone payments in fiscal 1999.

     Total operating expenses were $41.7 million in fiscal 1999, an increase of $17.1 million, or 70%, compared to fiscal 1998. The details of the increase are as follows:

     Research and development costs were $22.9 million in fiscal 1999, an increase of $7.7 million, or 50%, compared to fiscal 1998. This increase is mainly attributable to increased costs related to oral heparin Phase II clinical studies, costs associated with initiating Phase III clinical trials, including purchases of heparin, contract manufacturing of our carriers, and a number of toxicology studies. In addition, during fiscal 1999, we expanded our laboratory and analytical capabilities in connection with our oral heparin development program and our collaboration with Novartis. This resulted in an increase in scientific personnel and associated laboratory supply costs. We also experienced an increase in rental expense from a lease of laboratory and administrative office space entered into in fiscal 1998. We expect that our research and development spending will increase as we begin our liquid oral heparin Phase III clinical trials.

     The $9.7 million non-cash charge incurred in fiscal 1999 for acquired in-process research and development was related to our acquisition of Elan's ownership interest in Ebbisham, Ltd. The loss in Ebbisham was $3.1 million in fiscal 1999, a decrease of $1.0 million, or 24%, compared to fiscal 1998. This decrease is primarily due to the lower level of joint development efforts with Elan preceding the termination of the joint venture. All oral heparin development expenses are now classified as research and development expenses.

     General and administrative expenses were $6.1 million in fiscal 1999, an increase of $0.7 million, or 13%, compared to fiscal 1998. This increase is primarily the result of an increase in personnel and related expenses associated with an increase in management and administrative staff positions, severance in connection with the departure of a senior executive officer, contract systems consulting services, and real estate taxes in connection with our new facility.

     As a result of these factors, our operating loss was $31.5 million in fiscal 1999, an increase of $22.8 million compared to an operating loss of $8.7 million in fiscal 1998.

     Our other income and expenses were $0.8 million in fiscal 1999, a decrease of $0.8 million, or 50%, from fiscal 1998. This decrease is primarily the result of interest expense on our senior convertible notes and the $20.0 million note payable.

     Based on the above factors, we sustained a net loss of $30.7 million in fiscal 1999, an increase of $23.6 million compared to a net loss of $7.1 million in fiscal 1998.

  Fiscal 1998 Compared to Fiscal 1997

     Our contract research revenues were $15.9 million in fiscal 1998, an increase of $10.5 million, compared to $5.4 million in fiscal 1997. The increase was the result of our receiving research and development funding from our collaborators over a greater part of the fiscal year.

     Total operating expenses were $24.6 million in fiscal 1998, an increase of $10.9 million, or 80%, compared to fiscal 1997. The details of the increase are as follows:

     Research and development costs were $15.2 million in fiscal 1998, an increase of $7.5 million, or 97%, compared to fiscal 1997. This increase is mainly due to increased personnel and laboratory supply costs relating to the collaborations with Novartis, Lilly and the ongoing clinical work for heparin. We also increased our funding of outside consultants and universities engaged to conduct studies to help advance our scientific research efforts, perform services related to the manufacturing of our carriers and consult on our ongoing clinical studies with heparin. We also experienced an increase in rental expense in connection with a new lease for laboratory space.

     The loss in Ebbisham was $4.0 million in fiscal 1998, an increase of $1.5 million, or 59%, compared to fiscal 1997. This increase is due to increased costs associated with ongoing clinical development of oral heparin.

     General and administrative expenses were $5.3 million in fiscal 1998, an increase of $1.9 million, or 56%, compared to fiscal 1997. This increase is primarily the result of an increase in contract system consulting services relating to an information technology project. We also experienced an increase in rental expense in connection with payments for a new lease for administrative office space and an increase in personnel and related expenses associated with an increase in administrative staff positions. This increase was partially offset by a decrease in legal and professional fees paid in connection with the finalization of the Ebbisham joint venture and the agreement with Lilly during fiscal 1997. In relocating our operations, we incurred a charge of $0.3 million, which represented the write-down of leasehold improvements on our old facility.

     As a result of these factors, our operating loss was $8.7 million in fiscal 1998, an increase of $0.4 million, or 5%, compared to fiscal 1997.

     Our other income and expense were $1.6 million in fiscal 1998, an increase of $0.7 million, or 70%, compared to fiscal 1997. This increase was primarily the result of increased returns on our larger investment portfolio. This increase was partially offset by interest expense related to our $13.5 million senior convertible notes issued in fiscal 1998.

     Based on the above factors, we sustained a net loss of $7.1 million in fiscal 1998, a decrease of $0.3 million or 3%, compared to fiscal 1997.

Liquidity and Capital Resources

     As of October 31, 1999, we had working capital of $5.2 million. Total cash, cash equivalents and marketable securities were $5.9 million, a decrease of $11.9 million compared to July 31, 1999. The decrease was primarily due to the increased rate of spending on the oral heparin Phase III clinical development costs. We also repaid the outstanding balance of $2.6 million of our senior convertible notes in September 1999.

     Our operations over the last three years have been financed primarily with $26.8 million in equity financing, $13.5 million in debt financing and $30.3 million in research and development funding and milestone payments. In addition, on November 2, 1999, we issued 2,300,000 shares of common stock for net proceeds of approximately $23.5 million. The proceeds from that offering will be used to fund a portion of the Phase III clinical development for our liquid oral heparin formulation, to fund research and development and for general corporate purposes.

     In connection with the termination of the Elan joint venture, we issued a $20.0 million, zero coupon note payable in July 2006 to an affiliate of Elan. The note accrues interest at 15%, compounded semi-annually, and does not require periodic cash interest payments. The $20.0 million principal amount, along with accrued interest, can be paid in part or in full, at our election, after a new drug application for oral heparin has been filed with the FDA. Under certain circumstances, we have the option to require Elan to subscribe for our common stock at then-current market prices.

     During the first quarter of fiscal 2000, Novartis initiated and completed a Phase I clinical study of a capsule form of salmon calcitonin which incorporates our oral delivery technology. In February 2000, Novartis agreed to execute its option to acquire an exclusive license to develop and commercialize this product. As a result, Novartis will be required to make a predetermined milestone payment to us and purchase $5.0 million of common stock at a previously negotiated price, subject to our approval. Since the negotiated price is below current market prices, we would not expect to approve the purchase. The research and development phase of our Novartis collaboration, which led to Novartis' decision to execute the license described above, expired in December 1999, at which time its quarterly research and development funding obligations ended.

     Under our collaboration agreement, Novartis had an option to develop a second compound using our technology which also expired in December 1999. A decision to develop a product using a second compound may lead to a new agreement.

     In March 1998, Lilly executed license agreements for two proteins and we received a $4.0 million milestone payment in connection with the licenses. The research and development funding portion of the ongoing Lilly collaboration was completed in February 1999. We supplied Lilly with carriers for both therapeutic proteins. These carriers are undergoing preclinical evaluations at Lilly's facilities and our own. During fiscal 1999, Lilly suspended development of one of its proteins pending further review by them of the injectable version of the protein. We are awaiting further direction from Lilly with respect to both compounds. We could receive future payments in the event certain milestones are achieved, and royalty payments if a commercial product results from the collaboration.

     During the two fiscal years ended July 31, 1999, we spent $12.3 million in leasehold improvements and scientific equipment (approximately $3.7 million during fiscal 1999 and $8.6 million during fiscal 1998). These purchases were in connection with the build-out of our newly leased research and administrative facility in Tarrytown, New York, and our acquisition of laboratory equipment to support our increased research activities. Purchases of laboratory equipment included pilot scale manufacturing equipment to enable the development of tablet and capsule dosage form prototypes. In connection with the new lease, the lessor reimbursed us $1.3 million for leasehold improvements. With the completion of this facility, we expect capital expenditure levels to decrease in fiscal 2000 to below $2.0 million.

     We expect to incur a substantial increase in liquid oral heparin clinical development expenses in fiscal 2000 as the product continues through its Phase III clinical trials, the most expensive phase of the clinical development process. As a result, we expect to continue to incur increasing operating losses.

     Following completion of this offering, we expect that cash, cash equivalents and marketable securities on-hand will be adequate to meet our liquidity requirements for at least the next two years. In the event that a marketing partner for the oral heparin product is not found, or that this offering is not successful, we will be required to seek alternative financing and/or curtail our operations, including our Phase III development program.

Impact of the Future Adoption of Recently Issued Accounting Standards

     We believe that future adoption of recently issued accounting standards will not have a material impact on our financial statements.

                                    BUSINESS

Overview

     Emisphere is a biopharmaceutical company focused on:

   .the development of a family of oral heparin products;

   . the application of proprietary synthetic chemical compounds to serve as "carriers" to facilitate the transport of therapeutic macromolecules and other compounds across biological membranes; and

   . the development, in conjunction with pharmaceutical collaborators, of oral formulations of selected therapeutic macromolecules.

     Our lead product in development is a liquid oral heparin formulation. Heparin is an anti-coagulant widely used for the prevention of deep vein thrombosis and the treatment of myocardial infarction and unstable angina. Currently, heparin must be administered intravenously or by injection. We believe that the worldwide sales of heparin are over $2 billion annually. Heparin is currently marketed in two principal forms, heparin UF and low molecular weight heparin. Our liquid oral heparin formulation combines heparin UF with our proprietary molecular carrier.

     The lead indication that we are pursuing for our liquid oral heparin formulation is the prevention of deep vein thrombosis, or DVT. We have completed eleven Phase I clinical studies for various liquid oral heparin formulations. A Phase II clinical study for the use of liquid oral heparin to prevent DVT in 123 subjects was completed in December 1998. The Phase II study indicated that our liquid oral heparin formulation was well-tolerated and comparable to heparin injected subcutaneously in preventing DVT. Based on the results of the Phase II study, which were reviewed with the FDA in August 1999, we designed a Phase III protocol and commenced Phase III trials in December 1999. In addition, we have produced a prototype tablet form of heparin and expect to initiate a Phase I clinical study for that product during the first half of calendar year 2000. We are also in the early stages of developing a tablet form of low molecular weight heparin.

     Our next most advanced product in development is an oral form of salmon calcitonin. Salmon calcitonin is a synthetic version of a natural hormone that inhibits bone resorption and is used in the treatment of osteoporosis, a disease that causes bones to become more fragile and, as a result, more likely to break. Salmon calcitonin is currently administered as an injection or nasal spray. Osteoporosis affects more than 28 million people in the United States and over 200 million people worldwide, approximately 80% of whom are women.

     We have conducted collaborative research with Novartis on an oral formulation of salmon calcitonin since 1997. In October 1999, Novartis completed a Phase I clinical study in the United Kingdom of a capsule form of salmon calcitonin utilizing our technology. The study results, released in January 2000, indicated that Novartis had reached its targeted endpoint of achieving therapeutic blood levels of salmon calcitonin using our solid dosage formulation. We believe that these results represent the first time that a protein macromolecule was successfully delivered in solid oral dosage form without chemical modification of the molecule or damage to the biological membrane. In February 2000, Novartis agreed to execute its option to acquire an exclusive license to develop and commercialize oral salmon calcitonin.

     In addition to our collaboration with Novartis, we have entered into license agreements with Eli Lilly & Company with respect to two of Lilly's therapeutic proteins in the area of endocrinology. Both candidates are currently in preclinical development. In addition, we are engaged in feasibility studies regarding the development of products combining our carriers with therapeutic compounds selected by our collaborators.

     We have designed and synthesized a library of over 1,000 potential carriers and evaluated them for their ability to facilitate the delivery of therapeutic macromolecules and other compounds across biological membranes, including intestinal, nasal, buccal, sublingual, subcutaneous or intraocular membranes, without altering the therapeutic benefits of these molecules. We believe that our technology offers the pharmaceutical industry a relatively inexpensive route to generating significant new product opportunities. Beyond enabling the oral delivery of heparin and salmon calcitonin in humans, this technology has demonstrated the oral delivery, in animals, of a variety of other compounds, including insulin, human growth hormone, human parathyroid hormone, erythropoietin, cromolyn and deferoxamine. We believe that total worldwide sales of the injectable formulations of these compounds in 1998 were over $8.0 billion and that the market for these compounds will expand if they become available in oral form.

Business Strategy

     Our objective is to become a leader in developing orally administered formulations of therapeutic macromolecules and other compounds that are not currently deliverable by oral means. Our strategy to achieve this objective incorporates the following principal elements:

   .  Establish a partnership for the heparin family of products to:

     - complete the development of and commercialize our liquid oral heparin formulation;

     - continue the development of solid dosage forms of heparin UF and low molecular weight heparin; and

     -  explore additional indications for which heparin may be beneficial.

   .  Pursue new product opportunities by:

     - furthering the development of compounds that we already have demonstrated to be orally deliverable in animals;

     - identifying additional therapeutic compounds (preferably already approved for injectable use) that address large markets;

     -  developing products through Phase I or Phase II studies; and

     - establishing relationships with partners to complete the development of and commercialize these products.

   . Enter into strategic alliances with pharmaceutical partners who have marketed products or compounds in development that would benefit from our oral delivery technology.

The Drug Delivery Industry

     The drug delivery industry develops technologies for the improved delivery of therapeutic compounds. These enhancements have focused primarily on safety, efficacy, ease of patient use and patient compliance. In addition, drug delivery technologies can be utilized to expand markets for existing products, as well as to develop new products.

     Advances in biotechnology have facilitated the development of a new generation of biopharmaceutical products based on very large molecules such as proteins, peptides and nucleic acids. Due to the size of these molecules, it has been very difficult to transport the resulting macromolecule drugs across biological membranes and into the bloodstream. Most macromolecules are therefore delivered by injection. Unfortunately, injection therapies have many drawbacks that negatively affect patient compliance, including discomfort, inconvenience and potential for infection. Another drawback of injection therapies is that they are often performed in hospitals or doctors' offices, making them both expensive and inconvenient.

     To address these problems, several non-invasive routes of macromolecule drug delivery are being explored. The first is to discover new chemical entities that have the same desired safety and efficacy of the existing drug, while having the advantage of being orally deliverable. The second approach involves developing advanced technologies, including nasal, transdermal (through the skin), pulmonary (through the lungs) and oral means to deliver the original drug. To date, these alternatives have experienced limited success. Nasal delivery has been shown to have low and variable success due to insufficient amounts of drug absorbed from the nasal passage into the bloodstream. Transdermal delivery via a drug patch has been relatively unsuccessful thus far because the skin is naturally impermeable to many macromolecules. Current pulmonary drug delivery systems, designed to bypass the pitfalls of the digestive tract, typically deliver only a fraction of the drug to the deep lung, where absorption into the bloodstream is most likely to occur. Oral delivery, while heralded as the safest and typically most convenient dosage formulation, is characterized as being unable to deliver sufficient quantities of drug compound across the biological membranes of the digestive system and into the bloodstream.

Oral Drug Delivery

     Oral dosage forms of pharmaceuticals constitute the largest product segment of the pharmaceutical industry and we believe that the potential market for many drugs could be significantly expanded if an effective oral delivery technology were developed for therapeutics that are currently available only as injectable drugs. We believe that oral administration would represent the preferred means of delivery for many pharmaceuticals.

     The three main barriers to effective oral drug delivery for humans are:

      Degradation of Drugs by Acid and Enzymes: The high acid content and ubiquitous digestive enzymes of the digestive tract can degrade some drugs well before they reach the site of absorption into the bloodstream.

      Poor Absorption of Drugs through Epithelial Membrane: Many macromolecules and polar compounds cannot effectively traverse the cells of the epithelial membrane in the small intestines to reach the bloodstream.

      Transition of Drugs to Insoluble Form: Many drugs become insoluble at the low pH levels encountered in the digestive tract. Since only the soluble form of the drug can be absorbed into the bloodstream, the transition of the drug to the insoluble form can significantly reduce the amount absorbed.

Our Platform Drug Delivery Technologies

     The core of our delivery technologies is the design and synthesis of compounds that maximize the transport of drugs across biological membranes. Our technologies exploit the properties of supramolecular complexes, which are formed when two or more compounds are held together in a discrete geometry by relatively weak molecular interactions. A supramolecular complex will have a number of properties that are measurably different from its constituent parts. We believe that the supramolecular complexes formed when our proprietary carrier compounds are formulated with many injectable drugs will, unlike earlier attempts at oral delivery, allow the drugs to be transported across gastrointestinal membranes and into the bloodstream in quantities that are clinically useful and commercially attractive.

     We have synthesized a library of over 1,000 well-defined, proprietary carrier compounds. These carrier molecules vary widely in their chemical structure, solubility, hydrophobicity, electrostatic and other physical/chemical properties. We believe that, through our thorough understanding of the individual properties of our proprietary carrier compounds, we can select and customize carriers to facilitate the oral delivery of a broad range of individual therapeutic agents.

     We believe that our oral drug delivery technologies have the potential to offer the key properties essential for effective and reproducible oral drug delivery, including:

   .  absorption of the drug in an appropriate manner;

   .  consistent release of the drug into the bloodstream;

   .  lack of toxicity; and

   .  maintenance of the biological effects of the drug.

     In addition, we believe that the supramolecular complexes formed by our carriers may have applications in the delivery of drugs through other biological membranes, including intestinal, nasal, buccal, sublingual, subcutaneous and intraocular membranes.

Key Characteristics of Our Platform Technologies

     We believe that our oral delivery approach may have potential competitive advantages, including:

        Broad applicability: Our carriers are applicable across a diverse group of molecules (proteins, carbohydrates, and peptides and other poorly absorbed compounds);

        Stand-alone delivery approach: Oral drug delivery using our carriers does not rely upon the addition of other agents that can have adverse effects on the intestinal membranes or digestion process (for example, penetration enhancers);

        Versatility of formulation: We believe that various types of oral formulations, including suspensions, tablets and capsules, can be created; and

        Ease of manufacture: The technology and manufacturing equipment required to produce our carrier material in commercial quantities are readily available.

     We believe that an efficient and reproduceable delivery system for macromolecules represents a significant commercial opportunity. This system could improve patient acceptance of macromolecule drug therapy and compliance with prescribed regimens, thereby improving treatment results and reducing costs of administration and treatment.

Lead Product Candidates

     Heparin. Our lead product candidate is a liquid oral heparin formulation that combines heparin UF and one of our proprietary molecular carriers. We commenced Phase III clinical trials of this product during December 1999 for the prevention of deep vein thrombosis, or DVT, following total hip replacement surgery. We expect to conduct our Phase III program at over 90 centers in the United States, the United Kingdom and Canada and expect to enroll over 3,000 patients. The Phase III program is composed of two sequential trials. We expect to complete both trials of the Phase III program in 18 months.

     Heparin and low molecular weight heparin, a fractionated version of heparin, are widely used anti-coagulants. They are primarily used for treating and preventing DVT, but are readily prescribed for acute myocardial infarction, coronary angioplasty, coronary artery bypass graft surgery, stroke and unstable angina. Currently, heparin is given as either a continuous intravenous infusion or a subcutaneous injection. Upon entry into the bloodstream, heparin binds to various coagulation components, and thereby inhibits the normal blood clotting cascade. Low molecular weight heparin has, by some measures, a longer half-life than heparin, which means it remains in the bloodstream longer and therefore may require fewer injections. Some clinical trials have suggested that dosing regimens of low molecular weight heparins may be marginally safer and more effective than standard heparin regimens. However, other studies indicate that heparin has pleiotropic properties and that the low molecular weight heparins lose some of those potential properties.

     Currently, the use of heparin UF is restricted to the hospital setting. Because low molecular weight heparin may be dosed less frequently, its introduction has extended the use of injectable heparin into the home setting, for up to 21 days. However, for many patients, hospital treatment with heparin is typically followed by a 30 to 90 day or longer course of out-patient treatment using warfarin, the only oral anti-coagulant available. Warfarin is not an ideal anti-coagulant in that it has more negative interactions with other pharmaceuticals than most FDA approved drugs and requires constant patient monitoring. We believe that the introduction of oral heparin would open the home market to heparin UF by replacing warfarin and injectable low molecular weight heparin use. We also believe that our oral heparin products will ultimately be applicable for a wide range of anti-coagulant/antithrombotic uses.

     The Phase II clinical study of our liquid oral heparin formulation, which was completed in December 1998, was conducted with a total of 123 patients in the United States who had undergone hip replacement surgery. It involved three arms comparing two different doses of our liquid oral heparin to a dose of heparin administered subcutaneously. The study indicated that the orally administered heparin utilizing our proprietary technology was well-tolerated and comparable to heparin administered subcutaneously in preventing DVT.

     In preparation of the investigational new drug application, or IND, for our liquid oral heparin formulation submitted to the FDA, we engaged in preclinical testing which included, among other things:

   .  maximum tolerated dose experiments;

   .  acute and subacute toxicity testing;

   .  a pharmacological screen;

   .  mutagenicity testing;

   .  bulk carrier and formulation stability analysis; and

   .  absorption, distribution, metabolism and excretion studies.

     The results of these tests demonstrated that the carrier, when dosed at quantities substantially greater than the quantities that we proposed to administer to humans:

   .  caused no damage to intestinal tissue;

   .  produced no pharmacological activity on its own;

   .  was not sequestered in any body tissue; and

   .  caused no genetic alterations.

     A summary of the study results from the first three Phase I studies of liquid oral heparin was presented at the American Heart Association meeting in November 1996, and a paper outlining these Phase I clinical study results appeared in the journal Circulation in October 1998. The results of the Phase II study were presented at the XVII Congress of the International Society of Thrombosis and Haemostasis in August 1999.

     In 1999, we purchased all of Elan's interest in the joint venture formed in 1996 to develop and market oral forms of heparin. Under the terms of the purchase agreement, we (i) issued a $20 million zero coupon note accruing interest at the rate of 15% per year due July 6, 2006 and (ii) agreed to pay royalties based on receipt of certain milestone payments, and subject to an annual maximum, on future sales of heparin products. We believe that the complete ownership and control of the technology and rights relating to oral heparin products will allow for more rapid clinical development and commercialization and will provide greater flexibility in negotiating a partnership agreement with a pharmaceutical partner for the marketing of these products. We are currently engaged in discussions with a number of pharmaceutical companies regarding the commercialization of our oral heparin products, but have not entered into any agreements or understanding to date. There can be no assurance that any agreements will be consummated as a result of these discussions.

     During fiscal 1999, we improved the manufacturing process for our liquid oral heparin carrier, increased the overall purity of the carrier and significantly decreased the per dose production cost. Based on these improvements, we and our contract manufacturers are in the process of completing the validation runs of the carrier required by the FDA to show control over the manufacturing process and are now capable of producing commercial quantities of our carrier. During fiscal 1999, we also optimized the composition of our liquid oral heparin formulation and produced a quantity sufficient to complete the Phase III trials.

     Salmon Calcitonin. Salmon calcitonin is a synthetic version of a natural hormone that inhibits bone resorption and is used in the treatment of osteoporosis, which is a disease that causes bones to become fragile and, as a result, more likely to break. Salmon calcitonin is currently administered as an injection or nasal spray. Osteoporosis affects more than 28 million people in the United States and over 200 million people worldwide, approximately 80% of whom are women. Annual worldwide sales of salmon calcitonin are estimated to be in excess of $800 million.

     We have conducted collaborative research with Novartis on an oral form of salmon calcitonin since 1997. Under the terms of our collaboration agreement, Novartis has made quarterly payments to us to fund research regarding the application of our technology to salmon calcitonin. In October 1999, Novartis completed a Phase I clinical study in the United Kingdom of a capsule form of salmon calcitonin utilizing our technology. The study results, released in January 2000, indicated that Novartis had reached its targeted endpoint of achieving therapeutic blood levels of salmon calcitonin using our solid dosage formulation. We believe that these results represent the first time that a protein macromolecule was successfully delivered in solid oral dosage form without chemical modification of the molecule or damage to the biological membrane.

     In February 2000, Novartis agreed to execute its option to acquire an exclusive license to develop and commercialize oral salmon calcitonin. As a result, Novartis will be required to make a predetermined milestone payment to us and purchase $5.0 million of our common stock at a previously negotiated price, subject to our approval. Since the negotiated price is below current market prices, we would not expect to approve the purchase. Novartis is required to make another milestone payment and equity investment upon the initiation of Phase III clinical trials and a further milestone payment and equity investment upon making its first major market regulatory application for the product. We will receive royalties on sales of any oral products that may result from the collaboration. We cannot assure you that, despite the positive results achieved in the Phase I study, Novartis will be successful in continuing commercial development of oral salmon calcitonin.

Collaboration Agreements

     We have several strategic alliances and ongoing feasibility studies with pharmaceutical and biotechnology companies for the development of orally administrable formulations of therapeutic macromolecules and other compounds.

     Eli Lilly & Company. In February 1997, we entered into a research collaboration and option agreement with Lilly to combine Lilly's therapeutic protein and formulation capabilities with our carrier technologies. The Lilly agreement provided for periodic payments to us to fund a research and development program to study the use of our technologies to develop oral and non-oral formulations of two of Lilly's therapeutic proteins in the area of endocrinology.

     The Lilly agreement provided Lilly with a series of options each to acquire an exclusive worldwide license to use our technologies in conjunction with oral and non-oral formulations of the two Lilly proteins. In March 1998, Lilly exercised options for each of the two proteins for oral formulation. The license agreements provide that Lilly is obligated to seek to market the oral formulations of the proteins, and that we are obligated to provide a material portion of the supply of carrier necessary for the production of any such formulations. For so long as Lilly continues to develop oral formulations of the proteins, Lilly will continue to have options to acquire licenses to use our technologies in conjunction with non-oral formulations of the proteins.

     The research and development funding portion of the ongoing Lilly collaboration was completed in February 1999, but Lilly's commitments to royalties with respect to the two licensed compounds it is developing continues. We have designed and supplied Lilly with carriers for both therapeutic proteins. In September 1998, Lilly formally selected one of our proprietary carriers for clinical testing of an oral formulation of Lilly's therapeutic protein for the treatment of osteoporosis. Lilly subsequently incurred unexpected results with respect to the injectable form of its therapeutic protein and suspended its development. As a result, we are awaiting further direction from Lilly on the project. With respect to Lilly's other therapeutic protein under license from us, Lilly is evaluating our carriers and we are awaiting a report from Lilly on the results of its evaluation.

     Novartis Pharma AG. We have conducted collaborative research with Novartis on an oral formulation of salmon calcitonin since 1997. Our collaborative work led to completion of a Phase I clinical study in October 1999. In February 2000, Novartis agreed to execute its option to acquire an exclusive license to develop and commercialize this product. Under the collaboration agreement, Novartis also had the option to develop a second compound using our technology, which expired in December 1999. A decision to develop a product using a second compound may lead to a new agreement.

     We have received an aggregate of $15.1 million for research and development and milestone payments under the Novartis and Lilly agreements, including a $4.0 million milestone payment from Lilly in March 1998. We could receive future payments in the event certain additional milestones are achieved, and royalty payments if a commercial product results from the collaboration.

     Feasibility Studies. We have also entered into a number of proof-of-concept studies with additional pharmaceutical and biotechnology companies for various injectable compounds. These feasibility studies are ongoing.

Other Product Candidates

     The table below lists a representative sample of product candidates, other than heparin and salmon calcitonin, for which we have demonstrated oral delivery in animal models using our carrier technologies. Some of these product candidates are the subject of collaboration agreements. In other cases, we do not plan to fund further development unless a collaborator expresses an interest in doing so.

    Product Candidate                               Primary Indications
    -----------------                               -------------------
    Therapeutic Protein and Peptide Products
      Insulin                                       Diabetes
      Human Growth Hormone                          Growth Disorders
      Human Parathyroid Hormone (analogues)         Osteoporosis
      Erythropoietin                                Anemia
    Poorly Absorbed Organic Compounds and Vaccines
      Cromolyn                                      Asthma/Allergy
      Deferoxamine                                  Iron Overload
      Vaccines                                      Various

  Therapeutic Protein and Peptide Products

     Among the protein and peptide products to which we have applied our carriers are insulin, human growth hormone, human parathyroid hormone analogues, and erythrypoietin. All of these products are currently marketed as injectable products, with the exception of parathyroid hormone analogues (which are currently in clinical development in injectable form).

     Insulin. Studies performed by groups such as the Diabetes Control and Complications Trial Research Group have shown that the risk of degenerative complications can be greatly reduced if people with Type I diabetes (insulin-dependent diabetes) lower their average blood glucose level toward the concentrations typical for non-diabetic individuals. However, a patient needs to inject insulin several times per day in order to properly regulate his or her glucose level. This level of compliance is difficult to achieve with an injectable formulation of insulin, and we believe an oral formulation would increase compliance. We have demonstrated that our lead carrier for insulin is able to achieve therapeutic utility through oral delivery in a diabetic rat model comparable to that obtained following subcutaneous injection of the compound in the same model. We have also demonstrated that the use of our carriers increases the amount of insulin delivered across pulmonary membranes in rats.

     Human Growth Hormone. While a number of new indications are being explored, the majority of human growth hormone sold is used to treat children with growth deficiencies. The current preferred dosing regimen in children entails daily injections for up to 10 years or more. Our lead carriers for recombinant human growth hormone have been tested in rodents and non-human primates. The tests indicated oral delivery of therapeutic drug levels in these animals. In addition, growth studies conducted in animal models have demonstrated that the drug is as active after delivery to the bloodstream through the gastrointestinal tract as compared to subcutaneous delivery.

     Human Parathyroid Hormone (analogues). Currently, a number of pharmaceutical companies are in various stages of clinical testing to determine whether certain analogues of human parathyroid hormone (hPTH) are effective in reducing the bone fractures that are associated with osteoporosis. We have demonstrated oral delivery of three different hPTH analogues in non-human primates.

     Erythropoietin. Anemia is a condition that occurs when the body cannot produce enough of the red blood cells needed to carry oxygen to the different parts of the body, resulting in a lack of energy and easy tiring. Erythropoietin is a glycoprotein hormone that is made in the kidneys and acts on stem cells in the bone marrow to create red blood cells. We have identified delivery agents for an oral formulation of erythropoietin, have demonstrated that the oral formulation results in absorption of erythropoietin in rodents and have filed patents on oral delivery systems for erythropoietin.

  Poorly Absorbed Organic Compounds and Vaccines

     The majority of pharmaceutical products are small organic molecules. However, pharmaceutical companies often identify biologically active compounds that cannot be delivered orally due to poor absorption. Among the compounds and macromolecules to which we have applied our carriers are cromolyn, deferoxamine and various vaccines.

     Cromolyn. Cromolyn is a mast cell stabilizer used in the treatment of asthma and allergies. We have demonstrated oral delivery of cromolyn in rodents.

     Deferoxamine. Deferoxamine is the only approved iron chelator for use in treating iron overload resulting from frequent blood transfusions in the treatment of illnesses such as beta thalassemia and sickle cell anemia. Currently, dosing involves a 12-hour subcutaneous infusion five days per week. We have demonstrated oral delivery of therapeutic levels of deferoxamine in non-human primates.

     Vaccines. We have conducted experiments with a number of antigens to determine the applicability of our carriers in the field of vaccines. The result of dosing rodents orally with antigens combined with our carriers was an increased secretory Immunoglobulin A (sIgA) response, increased Immunoglobulin G (IgG) response and CD4 T-cell proliferation. These results indicate that oral vaccination may be possible using our carriers.

Patents

     Our strategy is to apply for patent protection on all aspects of our proprietary chemical and pharmaceutical delivery technologies, including materials and compositions of matter for both the carrier and complexes of a carrier with a pharmaceutical or chemical agent. We also seek patent protection on the processes for manufacturing the carrier, new carriers, uses of the carriers and improvements on the core technology that are important for the success of our business.

     We have patents or pending patent applications for carriers that we currently use in conjunction with heparin, insulin, calcitonin, human parathyroid hormone, human growth hormone, deferoxamine and sodium cromolyn. We have been granted 44 patents on our drug delivery technologies in the United States which will expire beginning in 2007, and have other patents issued or applications pending in various countries around the world. Eleven U.S. patents were issued by the U.S. Patent and Trademark Office during fiscal 1999. We have 45 patent applications relating to our drug delivery technologies pending in the United States. In addition, we have pending or expect to file patent applications corresponding to most of our U.S. patents and patent applications in various countries around the world. We have applied to register EMISPHERE as a trademark with the U.S. Patent and Trademark Office and have initiated an administrative proceeding with that office to prevent the registration of a similar mark by another applicant.

     Although we have patents for some of our product candidates and have applied for additional patents, there can be no assurance that patents applied for will be granted, that patents granted to or acquired by us now or in the future will be valid and enforceable and provide us with meaningful protection from competition or that we will possess the financial resources necessary to enforce any of our patents. There can also be no assurance that any products that we (or a licensee) develop will not infringe upon any patent or other intellectual property right of a third party.

     We also rely upon trade secrets, know-how and continuing technological advances to develop and maintain our competitive position. To maintain the confidentiality of trade secrets and proprietary information, we maintain a policy of requiring employees, scientific advisors, consultants and collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with us. These agreements are designed both to enable us to protect our proprietary information by controlling the disclosure and use of technology to which we have rights, and to provide for our ownership of proprietary technology that we develop. There can be no assurance, however, that these agreements will provide meaningful protection for our trade secrets in the event of unauthorized use or disclosure of such information.

Manufacturing

     The primary raw materials used in making the carriers for our heparin products, and the carriers under consideration for our other product candidates, are readily available from multiple sources and in large quantities. We have no internal capability for the production of any of our carriers in batch sizes larger than approximately one kilogram. We currently have arrangements with third parties to produce these carriers in accordance with the FDA's good manufacturing practices, or GMP, regulations in batch sizes of approximately 200 kilograms. Generally, commercial manufacturers can produce batch sizes of up to 2,000 kilograms.

     We are conducting feasibility studies for engineering and location of our own manufacturing facility. We have identified numerous other commercial manufacturers meeting the FDA's GMP regulations that have the capability of producing our carriers. We will continue to manufacture carriers on a small scale for research purposes and contract with third-party producers for clinical testing. Once the engineering studies for our production facility are completed, we will be in a position to decide whether to make or buy the carriers for future needs. A third-party manufacturer whose facilities comply with the FDA's GMP regulations is currently producing our carrier and the liquid oral heparin formulation for our Phase III clinical trials.

Competition

     Our success depends, in part, upon maintaining a competitive position in the development of products and technologies in an evolving field in which developments are expected to continue at a rapid pace. We compete with other drug delivery, biotechnology and pharmaceutical companies, research organizations, individual scientists and non-profit organizations engaged in the development of alternative drug delivery technologies or new drug research and testing, as well as with entities developing new drugs that may be orally active. Many of these companies and entities have substantially greater research and development capabilities, experience and marketing, financial and managerial resources than we do, and represent significant competition for us.

     Our competitors may succeed in developing competing technologies and obtaining governmental approval for products before we do. There can be no assurance that developments by others will not render our product candidates, or the therapeutic compounds used in combination with our product candidates, noncompetitive or obsolete. For example, we are aware that AstraZeneca PLC has completed Phase II clinical trials of a pro-drug form of melagantran, a direct thrombin inhibitor, which, if successfully developed, would compete with our oral heparin products.

     We believe that our oral heparin product will be preferred by doctors and patients over the injectable form. Nevertheless, oral heparin will compete with generic heparin and low molecular weight heparin, which are only available in injectable form. Low molecular weight heparin is offered in the U.S. principally by Pharmacia & Upjohn, Inc., under the trade name "Fragmin" and Aventis SA, under the trade name "Lovenox." Internationally, there are more than ten approved forms of low molecular weight heparin. Outside of the hospital, where patient compliance with any injectable drug is difficult to achieve and monitor, warfarin is currently prescribed as an anti-coagulant/antithrombotic. However, for many important indications it is not considered as effective as heparin. Warfarin is a generic drug marketed under the trade name "Coumadin" by E.I. DuPont de Nemours & Co. Because warfarin has more negative interactions with other pharmaceuticals than most FDA approved drugs, we believe that our oral heparin products will ultimately be the preferred drug for a wide range of anti-coagulant/antithrombotic uses outside of the hospital and that an oral alternative may significantly expand the overall heparin market, currently constrained by injectable-only administration.

     Any oral form of salmon calcitonin developed utilizing our technology also will compete with other formulations of salmon calcitonin as well as alternative therapies for osteoporosis. For example, a nasal dosage form of salmon calcitonin already exists and we are aware of an IND filed for an oral formulation. Salmon calcitonin will also compete with other osteoporosis therapies, including estrogen replacement therapy, bisphosphonates, selective estrogen receptor modulators and several new biologics that are under development.

Government Regulation

     Our operations and products under development are subject to extensive regulation by the FDA and other governmental authorities in the United States and other governmental authorities in other countries.

     The duration of the governmental approval process for marketing new pharmaceutical substances, from the commencement of preclinical testing to the receipt of a governmental final letter of approval for marketing a new substance, varies with the nature of the product and with the country in which such approval is sought. For entirely new drugs, the approval process could take eight to ten years or more; however, for reformulations of existing drugs, the process is typically shorter. In either case, the procedures required to obtain governmental approval to market new drug products are costly and time-consuming, requiring rigorous testing of the new drug product. There can be no assurance that even after such time and expenditures, regulatory approval will be obtained for any products that we develop.

     The steps required before a new human pharmaceutical product can be marketed or shipped commercially in the United States include, in part, preclinical testing, the filing of an Investigational New Drug Application, or IND, the conduct of clinical trials and the filing with the FDA of either a New Drug Application, or NDA, for drugs or a Product License Application, or PLA, for biologics.

     In order to conduct the clinical investigations necessary to obtain eventual regulatory approval, an applicant must file an IND with the FDA to permit the shipment and use of the drug for investigational purposes. The IND sets forth, in part, the results of preclinical (laboratory and animal) toxicology and efficacy testing and the applicant's plans for clinical (human) testing. If the FDA does not deny the exemption to ship or use the investigative drug or place a "hold" on clinical testing within 30 days of the submission of the IND, it becomes effective and clinical testing may begin after Institutional Review Board approval of research involving human subjects.

     Under the FDA's regulations, the clinical testing program required for marketing approval of a new drug typically involves three clinical phases. In Phase I, safety studies are generally conducted on normal, healthy human volunteers to determine the maximum dosages and side effects associated with increasing doses of the substance being tested. In Phase II, studies are conducted on small groups of patients afflicted with a specific disease to gain preliminary evidence of efficacy and to determine the common short-term side effects and risks associated with the substance being tested. Phase III involves large-scale trials conducted on disease-afflicted patients to provide statistical evidence of efficacy and safety and to provide an adequate basis for product labeling. Frequent reports are required in each phase and, if unwarranted hazards to patients are found, the FDA may request modification or discontinuance of clinical testing until further studies have been conducted. Phase IV testing is conducted either to meet FDA requirements for additional information as a condition of approval, or to expand market acceptance of the pharmaceutical product.

     Once clinical testing has been completed pursuant to an IND, the applicant files an NDA or PLA with the FDA seeking approval for marketing the drug product. The FDA reviews the NDA or PLA to determine if the drug is safe and effective, and adequately labeled, and if the applicant can demonstrate proper and consistent manufacture of the drug. The time required for FDA action on an NDA or PLA varies considerably, depending on the characteristics of the drug, whether the FDA needs more information than is originally provided in the NDA or PLA and whether the FDA finds problems with the evidence submitted.

     The facilities of each company involved in the manufacturing, processing, testing, control and labeling must be registered with and approved by the FDA. Continued registration requires compliance with GMP regulations. The FDA conducts periodic establishment inspections to confirm continued compliance with its regulations.

     We are also subject to various federal, state and local laws, regulations and recommendations relating to such matters as laboratory and manufacturing practices and the use, handling and disposal of hazardous or potentially hazardous substances used in connection with our research and development work. Although we believe we are in compliance with these laws and regulations in all material respects, there can be no assurance that we will not be required to incur significant costs to comply with environmental and other laws or regulations in the future.

Employees

     As of January 31, 2000, we had 91 employees, 70 engaged in scientific research and technical functions and 21 performing administrative and clerical functions. Of the 91 employees, 30 hold Ph.D. or M.D. degrees. We believe that our relationships with our employees are good.

                                   MANAGEMENT

Executive Officers and Directors

     The following table sets forth information regarding our executive officers and directors:

                    Name                    Age          Position
 ------------------------------------------ ---  ----------------------------
 Michael M. Goldberg, M.D..................  41   Chairman of the Board of
                                                  Directors, and Chief
                                                  Executive Officer
 Robert A. Baughman, Jr., Pharm.D., Ph.D...  50   Senior Vice President,
                                                  Development
 Lewis H. Bender...........................  41   Senior Vice President,
                                                  Business Development
 Barry B. Kanarek, M.D., Ph.D..............  53   Senior Vice President,
                                                  Clinical Affairs and Chief
                                                  Medical Officer
 Charles H. Abdalian, Jr. .................  49   Vice President, Chief
                                                  Financial Officer and
                                                  Secretary
 Joseph D. Poveromo........................  35   Controller and Chief
                                                  Accounting Officer
 Steven Dinh, Ph.D.........................  44   Vice President, Research
 John E. Smart, Ph.D.......................  56   Vice President, Director of
                                                  Basic Research
 Shepard M. Goldberg.......................  44   Vice President, Operations
 Jere E. Goyan, Ph.D. (1)..................  69   Director
 Mark I. Greene, M.D., Ph.D. (2)...........  51   Director and Scientific
                                                  Advisor
 Peter Barton Hutt, Esq. (1)...............  65   Director
 Howard M. Pack (1)(2).....................  81   Director
 Joseph R. Robinson, Ph.D. (2).............  60   Director and Scientific
                                                  Advisor
 Robert J. Levenson........................  58   Director

------------------
(1)  Member of the Audit Committee.
(2)  Member of the Compensation Committee.

     Michael M. Goldberg, M.D. has served as our Chairman of the Board of Directors since November 1991 and as Chief Executive Officer and a director since August 1990. In addition, Dr. Goldberg served as President from August 1990 to October 1995. Dr. Goldberg received a B.S. from Rensselaer Polytechnic Institute and an M.D. from Albany Medical College of Union University in 1982 and an MBA from Columbia University Graduate School of Business. Pursuant to our employment agreement with him, Dr. Goldberg is to serve as our Chairman and Chief Executive Officer and is to be nominated to serve as a member of the Board of Directors.

     Robert A. Baughman, Jr., Pharm.D., Ph.D. joined us in September 1991. He became Senior Vice President in September 1993 and Director of Development in June 1994. Previously he was our Vice President and Director of Research and Development. Dr. Baughman holds a B.S. from Loyola University and a Pharm.D. and a Ph.D. in pharmaceutical chemistry from the University of California, San Francisco.

     Lewis H. Bender joined us in 1993. He became Senior Vice President of Business Development in April 1997 and Vice President of Business Development in October 1995. Previously he was our Director of Business Development. Mr. Bender received a B.S. and an M.S. in chemical engineering from the Massachusetts Institute of Technology, an M.A. in international studies from the University of Pennsylvania and an MBA from the Wharton School of the University of Pennsylvania.

     Barry B. Kanarek, M.D., Ph.D. joined us in May 1998. From January 1997 to March 1998, he was Vice President, Medical Operations for the Americas at ClinTrials Research Inc. Before that, he was with Glaxo-Wellcome where he served most recently as Vice President of Medical Affairs and as acting head of Medical Operations. He also sat on the U.S. site Operating Committee, co-chaired the Product Strategy committee and was Chief Medical Officer during the integration phase of the combination of Glaxo and Wellcome. Dr. Kanarek received his M.D. and Ph.D. from the University of Salamanca in Spain.

     Charles H. Abdalian, Jr. joined us in April 1999. He was Executive Vice President and Chief Financial Officer of ClinPath Associates, Inc. in 1998, Vice President and Chief Financial Officer of Del Laboratories, Inc. from 1997 to 1998, Chief Financial Officer of the medical products manufacturing subsidiary of W.R. Grace & Co. from 1994 to 1997 and a partner with Coopers & Lybrand before 1994. Mr. Abdalian holds an MBA from the Wharton School of the University of Pennsylvania.

     Joseph D. Poveromo has been our Controller and Chief Accounting Officer since July 1994. He has been with us since 1993 and was previously Controller of a private pet food company. He also held senior accounting positions with Marshall Granger & Company and Rayfield & Licata. Mr. Poveromo received a B.B.A. in public accounting from Pace University.

     Steven Dinh, Ph.D. joined us in April 1999. He was previously Vice President and Chief Scientific Officer with Lavipharm Laboratories. Before joining us he held various research positions in transdermal product development and basic pharmaceutics research with Novartis Pharmaceuticals Corp., CIBA-Geigy Corporation and with E. I. DuPont de Nemours & Co. Dr. Dinh holds a Sc.D. in Chemical Engineering from the Massachusetts Institute of Technology.

     John E. Smart, Ph.D. joined us in 1996 as Vice President, Director of Research and has been Director of Basic Research since 1998. He was previously the Vice President of Research at Creative Biomolecules, Inc., a biopharmaceutical company. He received his Ph.D. in biochemistry and biophysics from the California Institute of Technology and has over 20 years of experience in academia and the health care industry.

     Shepard M. Goldberg has been our Vice President, Operations, since April 1998. Previously, he was President and owner of two regional distribution businesses. He received a B.S. in electrical engineering from Polytechnic Institute of N.Y. and an MBA from Adelphi University. He is also a first cousin of Michael M. Goldberg, M.D., our Chairman and Chief Executive Officer.

     Jere E. Goyan, Ph.D. has been a director of our company since 1992. Until he retired in 1999, he was President, Chief Operating Officer, and a director of Alteon, Inc. He started at Alteon as Senior Vice President Research and Development in January 1993. Before that, he was a Professor of Pharmacy and Pharmaceutical Chemistry and also Dean of the School of Pharmacy at the University of California. He has also served in various other academic, administrative and advisory positions, including Commissioner of the FDA. He currently is a director of the biopharmaceutical companies Atrix Laboratories Inc., SciClone Pharmaceuticals, Penwest Pharmaceuticals Co. and Boehringer Ingelheim.

     Mark I. Greene, M.D., Ph.D. has been a director of our company since 1995. He has been the John Eckman Professor of Medical Science, School of Medicine at the University of Pennsylvania for more than five years. He currently is a director of Ribi ImmunoChem Research, Inc., a biopharmaceutical company.

     Peter Barton Hutt, Esq. has been a director of our company since 1992. He has been a partner at the law firm of Covington & Burling in Washington, D.C. for over five years. He specializes in food and drug law. He was formerly Chief Counsel of the FDA.

     Howard M. Pack has been a director of our company since our inception in 1986. He was our Executive Vice President of Finance until he retired in October 1988.

     Joseph R. Robinson, Ph.D. has been a director of our company since 1997. For over five years he has been Professor of Pharmacy and Ophthalmology at the University of Wisconsin. He currently is a director of Cima Laboratories, Inc.

     Robert J. Levenson has been a director of our company since 1998. For over five years he has been Executive Vice President of First Data Corporation. Before that he was Senior Executive Vice President and

Chief Operating Officer of Medco Containment Services, Inc. and Group President of Automatic Data Processing, Inc. He currently is a director of First Data Corporation, Superior Telecom, Inc. and Vestcom International, Inc.

Scientific Advisors

     Our scientific advisors consult with us on developments relating to current and future forms of drug delivery technology, chemistry, gastro-intestinal physiology and protein structure. As a group, our scientific advisors possess substantial experience in biomaterials, controlled release and polymeric delivery systems, proteins, pharmaceutics, analytical techniques and immunology. They also consult with us on aspects of drug delivery product planning and feasibility studies and assist our scientists in establishing research priorities, provide guidance for our clinical evaluation programs, advise our scientists with regard to new developments and alert us to potential partners. Also, we have funded various research projects and collaborations with a number of our scientific advisors and we intend to continue to expand our scientific collaborations with current and future scientific advisors.

     None of the scientific advisors are our employees. Scientific advisors devote only a small portion of their time to our affairs and have other commitments and obligations to other institutions which may compete with their obligations to us. We require each of our scientific advisors to execute a confidentiality agreement when they commence their relationship with us. The agreements generally require that all confidential information made known to them during the term of their relationship with us shall be our exclusive property, kept confidential and not disclosed to anyone except in specified circumstances. Scientific advisors receive annual compensation, are reimbursed for their expenses for each meeting attended and are granted stock options on a case-by-case basis. Drs. Greene and Robinson also serve as directors.

     The names, positions and areas of expertise of our scientific advisors follow:

    Name and Position                         Area of Expertise
    -----------------                         -----------------
    Mark I. Greene, M.D., Ph.D.               Immunology, computer modeling
     Professor of Medicine,
     Department of Pathology,
     School of Medicine
     University of Pennsylvania
    Joseph R. Robinson, Ph.D.                 Mucoadhesives, pharmaceutics and
     Professor, School of Pharmacy            gastrointestinal physiology
     University of Wisconsin
    Garret FitzGerald, M.D.                   Anti-coagulants and
     Robinette Professor of Cardiovascular    antithrombotics and clinical
     Medicine, Director, Center for           research
     Experimental Therapeutics and
     Director, Clinical Research Center
     University of Pennsylvania
    Elazer Edelman, M.D., Ph.D.               Indicators for anti-
     Director                                 coagulant/antithrombotic therapy
     Harvard-MIT Biomedical Engineering
     Center
    Robert Linhardt, Ph.D.                    Structure, activity, analysis and
     Professor                                synthesis of complex
     College of Pharmacy                      carbohydrates
     University of Iowa

    Name and Position                         Area of Expertise
    -----------------                         -----------------
    Sam Money, M.D.                           Indicators for nonclinical
     Head of Vascular Surgery                 antithrombotic modeling
     Ochsner Clinic
    Russell Hull, M.D.                        Anti-coagulants and
     Professor of Medicine                    antithrombotics and clinical
     University of Calgary                    research, clinical trial design
    Joshua Korzenik, M.D.                     Gastroenterology and clinical
     Assistant Professor of                   research
     Gastroenterology
     Washington University School of Medicine
    Victor J. Marder, M.D.                    Anti-coagulants and
     Director of Vascular Medicine            antithrombotics and clinical
     University of California at Los Angeles  research

                             PRINCIPAL STOCKHOLDERS

     Except as noted, the table below sets forth as of January 31, 2000, the beneficial ownership of our common stock by (i) each person or group known to us to be the beneficial owner of more than 5% of our outstanding common stock,
(ii) each of our directors, (iii) our Chief Executive Officer and each of our four other most highly compensated executive officers and (iv) all of our directors and executive officers as a group. Except as otherwise noted, the named beneficial owner has sole voting and investment power over the shares listed.

                                      Amount and Nature of   Percent of Class
Name and Address of Beneficial Owner       Beneficial       Beneficially Owned
(1)                                       Ownership (2)       After Offering
------------------------------------  --------------------  ------------------
SAFECO Corporation...................        987,635(3)             5.8%
SAFECO Plaza
Seattle, Washington 98185
Michael M. Goldberg, M.D. ...........      1,406,805(4)             7.7%
Robert A. Baughman, Jr., Pharm.D.,
 Ph.D. ..............................        190,273                1.1%
Howard M. Pack.......................        174,363                1.0%
Lewis H. Bender .....................        111,326                  *
Jere E. Goyan, Ph.D. ................         84,000                  *
Peter Barton Hutt, Esq.  ............         84,000                  *
Mark I. Greene, M.D., Ph.D. .........         77,000                  *
Joseph R. Robinson, Ph.D. ...........         53,000                  *
Robert J. Levenson...................         15,000(5)               *
Barry B. Kanarek, M.D., Ph.D. .......         28,029                  *
Charles H. Abdalian, Jr. ............         20,708                  *
All directors and executive officers
 as a group (11 persons).............      2,244,504(4)(5)         11.8%

------------------
* Less than 1%
(1) Unless otherwise specified, the address of each beneficial owner is c/o Emisphere Technologies, Inc., 765 Old Saw Mill River Road, Tarrytown, New York 10591.
(2) Includes for each of the following persons the number of shares with respect to which the person has the right, exercisable within 60 days, to acquire beneficial ownership upon exercise of outstanding stock options:

                                                                Number of Shares
                                                                ----------------
        Dr. Goldberg...........................................    1,353,353
        Dr. Baughman...........................................      184,378
        Mr. Pack...............................................       84,000
        Mr. Bender.............................................      105,020
        Dr. Goyan..............................................       84,000
        Mr. Hutt...............................................       84,000
        Dr. Greene.............................................       77,000
        Dr. Robinson...........................................       53,000
        Mr. Levenson...........................................        7,000
        Dr. Kanarek............................................       25,000
        Mr. Abdalian...........................................       20,000
        All directors and executive officers as a group........    2,076,751

(3) Includes 592,935 shares of common stock held by SAFECO Common Stock Trust and 300,700 shares of common stock held by SAFECO Asset Management Company. SAFECO Common Stock Trust is an investment company registered under the Investment Company Act of 1940, to which SAFECO Asset Management Co., a subsidiary of SAFECO Corporation, provides investment advice.
(4) Does not include 130,000 shares which members of Dr. Goldberg's family have the right to acquire upon exercise of outstanding stock options and which Dr. Goldberg disclaims beneficial ownership.
(5) Includes 1,000 shares held by the Robert J. and Mira Levenson Family Foundation, with respect to which Mr. Levenson disclaims beneficial ownership.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, Chase Securities Inc., Deutsche Bank Securities Inc., Warburg Dillon Read LLC and Adams, Harkness & Hill, Inc. have severally agreed to purchase from us all of the shares of our common stock offered by this prospectus. The number of shares of common stock that each underwriter has agreed to purchase is listed opposite its name below:

                                                                        Number
      Name                                                             of Shares
      ----                                                             ---------
      Chase Securities Inc............................................
      Deutsche Bank Securities Inc....................................
      Warburg Dillon Read LLC.........................................
      Adams, Harkness & Hill, Inc.....................................
                                                                       ---------
        Total......................................................... 2,500,000
                                                                       =========

     The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certificates, opinions and letters from us, our counsel and independent auditors. The underwriters have committed to purchase all shares of common stock if any of the shares are purchased.

     The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to selected dealers at such price less a concession not in
excess of $    per share. The underwriters may allow, and the dealers may reallow, a concession not in excess of $ per share to other dealers. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

     We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to 375,000 additional shares of common stock at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus. The underwriters may exercise the option in whole or in part, and we will be obligated, pursuant to the option, to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of common stock offered by this prospectus.

     The following table summarizes the compensation that we will pay to the underwriters in connection with this offering:

                                                                   Total
                                                            --------------------
                                                             Without
                                                       Per    Over-   With Over-
                                                      Share Allotment Allotment
                                                      ----- --------- ----------
Underwriting discounts and commissions............... $       $          $

     The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make with regard to those potential liabilities.

     We and all of our executive officers and directors have agreed not to offer, sell, contract to sell, or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus without the prior written consent of the underwriters, except, in our case, pursuant to our employee benefit plans, qualified stock plans and other employee compensation plans existing on the date of this prospectus and pursuant to currently outstanding options and rights.

     The underwriters may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the common stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids or effecting syndicate covering transactions. A stabilizing bid means the placing of any bid or effecting of any purchase for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with an offering. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. If commenced, this stabilizing may be discontinued at any time.

     In connection with this offering, the underwriters and selling group member (if any) who is a qualified market maker on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended. During the business day prior to the pricing of the offering before the commencement of offers or sales of our common stock, passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market maker's bid, however, the bid must then be lowered when certain purchase limits are exceeded.

     We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $480,000.

                                 LEGAL MATTERS

     Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York will pass upon the validity of the common stock and other legal matters related to this offering for us. Morgan, Lewis & Bockius LLP, New York, New York will pass upon legal matters related to this offering for the underwriters.

                                    EXPERTS

     PricewaterhouseCoopers LLP has audited the audited financial statements included and incorporated by reference in this prospectus. The companies and periods covered by these audits are indicated in the individual reports of PricewaterhouseCoopers LLP included with those financial statements. We have included and incorporated by reference these audited financial statements in this prospectus in reliance on the reports of PricewaterhouseCoopers LLP given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy these reports, proxy statements and other information at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Call (800) SEC-0330 for more information on the Public Reference Room. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The site's address is "www.sec.gov."

     We have filed a Registration Statement on Form S-3 under the Securities Act with respect to this offering. For further information regarding us and our common stock you should refer to the Registration Statement and its exhibits and schedules.

     The Commission allows us to "incorporate by reference" the information in documents that we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information in documents that we file later with the Commission will automatically update and supersede this information.

     We incorporate by reference the documents listed below:

  (1) Our Annual Report on Form 10-K for the fiscal year ended July 31, 1999 as amended by our Form 10-K/A for the fiscal year ended July 31, 1999;

  (2) Our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1999;

  (3) Our Current Report on Form 8-K filed on February 17, 2000;

  (4) The description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A, dated March 5, 1996; and

  (5) The description of our Common Stock contained in our Registration Statement on Form 8-A, dated September 11, 1990.

     We also incorporate by reference into this prospectus all documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

     We will provide a copy of any or all of these documents (other than exhibits unless the exhibits are specifically incorporated by reference into the document), without charge, upon written or oral request to: Emisphere Technologies, Inc., 765 Old Saw Mill River Road, Tarrytown, NY 10591,
Attention: Secretary, telephone (914) 347-2220.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                          EMISPHERE TECHNOLOGIES, INC.

                              FINANCIAL STATEMENTS

                                     Index

Emisphere Technologies, Inc.                                            Page(s)
----------------------------                                            -------
Unaudited Financial Statements:
  Condensed Balance Sheets as of October 31, 1999 and Pro-Forma Balance
   Sheet as of October 31, 1999........................................   F-2
  Condensed Statements of Operations for the three months ended October
   31, 1999 and 1998...................................................   F-3
  Condensed Statements of Cash Flows for the three months ended October
   31, 1999 and 1998...................................................   F-4
  Notes to Unaudited Financial Statements..............................   F-5
Report of Independent Accountants......................................   F-7
Audited Financial Statements:
  Balance Sheets as of July 31, 1999 and 1998..........................   F-8
  Statements of Operations for the fiscal years ended July 31, 1999,
   1998 and 1997.......................................................   F-9
  Statements of Cash Flows for the fiscal years ended July 31, 1999,
   1998 and 1997.......................................................  F-10
  Statements of Stockholders' Equity for the fiscal years ended July
   31, 1999, 1998 and 1997.............................................  F-11
  Notes to Audited Financial Statements................................  F-12
Ebbisham Limited
----------------
Report of Independent Accountants......................................  F-26
Audited Financial Statements:
  Balance Sheet as of July 31, 1998....................................  F-27
  Statements of Operations for the period from August 1, 1998 to July
   2, 1999, the fiscal year ended July 31, 1998, the period from
   September 26, 1996 (inception) to July 31, 1997, and the cumulative period from September 26, 1996 (inception) to July 2, 1999..........  F-28
  Statements of Stockholders' Deficit for the cumulative period from
   September 26, 1996 (inception) to July 2, 1999 including the period from August 1, 1998 to July 2, 1999, the fiscal year ended July 31,
   1998, and the period from September 26, 1996 (inception) to July 31,
   1997................................................................  F-29
  Statements of Cash Flows for the period from August 1, 1998 to July
   2, 1999, the fiscal year ended July 31, 1998, the period from
   September 26, 1996 (inception) to July 31, 1997, and the cumulative period from September 26, 1996 (inception) to July 2, 1999..........  F-30
  Notes to Financial Statements........................................  F-31

                          EMISPHERE TECHNOLOGIES, INC.

                            CONDENSED BALANCE SHEETS

             October 31, 1999 and Pro Forma as of October 31, 1999
                                  (Unaudited)

                                                                   Pro Forma
                                                                  October 31,
                                                    October 31,       1999
                                                        1999        (Note 6)
                                                    ------------  ------------
                      Assets
Current assets:
  Cash and cash equivalents........................ $    418,089  $ 23,918,089
  Marketable securities............................    5,487,005     5,487,005
  Prepaid expenses and other current assets........      777,814       777,814
                                                    ------------  ------------
    Total current assets...........................    6,682,908    30,182,908
Equipment and leasehold improvements, at cost, net
 of accumulated depreciation and amortization......   11,182,837    11,182,837
Purchased technology, net of accumulated
 amortization......................................    8,254,710     8,254,710
Other assets.......................................       60,164        60,164
                                                    ------------  ------------
    Total assets................................... $ 26,180,619  $ 49,680,619
                                                    ============  ============
       Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable and accrued expenses............ $  1,492,663  $  1,492,663
                                                    ------------  ------------
    Total current liabilities......................    1,492,663     1,492,663
Note payable.......................................   21,000,000    21,000,000
Deferred lease liability...........................    2,087,662     2,087,662
                                                    ------------  ------------
    Total liabilities..............................   24,580,325    24,580,325
                                                    ------------  ------------
Stockholders' equity:
  Preferred stock, $.01 par value; authorized
   1,000,000 shares; none issued and outstanding...
  Common stock, $.01 par value; authorized
   40,000,000 shares; issued 12,206,511 shares
   (12,163,011 outstanding) on October 31, 1999 and
   issued 14,506,511 shares (14,463,011
   outstanding) pro forma October 31, 1999.........      122,065       145,065
  Additional paid-in capital.......................   99,363,783   122,840,783
  Accumulated deficit..............................  (97,687,572)  (97,687,572)
  Accumulated other comprehensive (loss)...........       (5,169)       (5,169)
                                                    ------------  ------------
                                                       1,793,107    25,293,107
  Less, common stock held in treasury, at cost;
   43,500 shares...................................     (192,813)     (192,813)
                                                    ------------  ------------
    Total stockholders' equity.....................    1,600,294    25,100,294
                                                    ------------  ------------
    Total liabilities and stockholders' equity..... $ 26,180,619  $ 49,680,619
                                                    ============  ============

    The accompanying notes are an integral part of the financial statements

                          EMISPHERE TECHNOLOGIES, INC.

                       CONDENSED STATEMENTS OF OPERATIONS

              For the three months ended October 31, 1999 and 1998
                                  (Unaudited)

                                                        1999         1998
                                                     -----------  -----------
Contract research revenues.......................... $   625,000  $ 3,579,061
                                                     -----------  -----------
Costs and expenses:
  Research and development..........................   8,147,985    3,938,287
  General and administrative expenses...............   1,258,412    1,360,193
  Depreciation and amortization.....................     596,578      361,066
  Loss in Ebbisham Ltd. ............................         --     1,160,768
                                                     -----------  -----------
                                                      10,002,975    6,820,314
                                                     -----------  -----------
    Operating loss..................................  (9,377,975)  (3,241,253)
                                                     -----------  -----------
Other income and expense:
  Other income......................................     274,158      497,157
  Interest expense..................................    (778,903)    (236,250)
                                                     -----------  -----------
                                                        (504,745)     260,907
                                                     -----------  -----------
    Net loss........................................ $(9,882,720) $(2,980,346)
                                                     ===========  ===========
Net loss per share, basic and diluted............... $     (0.81) $     (0.27)
                                                     ===========  ===========
Weighted average shares outstanding, basic and
 diluted............................................  12,147,000   11,005,000
                                                     ===========  ===========


    The accompanying notes are an integral part of the financial statements

                          EMISPHERE TECHNOLOGIES, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS

              For the three months ended October 31, 1999 and 1998
                                  (Unaudited)

                                                         1999         1998
                                                      -----------  -----------
Cash flows from operating activities:
  Net loss........................................... $(9,882,720) $(2,980,346)
                                                      -----------  -----------
  Adjustments to reconcile net loss to net cash used
   in operating activities:
    Non-cash interest expense........................     707,836          --
    Depreciation and amortization....................     455,873      361,066
    Amortization of purchased technology.............     140,705          --
    Increase in deferred lease liability.............      37,620    1,226,433
    Amortization of deferred financing cost..........      21,015       67,500
    Amortization of discount on marketable
     securities......................................          94       20,773
    Loss in Ebbisham Ltd. ...........................         --     1,160,768
  Changes in assets and liabilities..................    (789,968)  (1,669,159)
                                                      -----------  -----------
    Total adjustments................................     573,175    1,167,381
                                                      -----------  -----------
    Net cash (used in) operating activities..........  (9,309,545)  (1,812,965)
                                                      -----------  -----------
Cash flows from investing activities:
  Proceeds from sales of marketable securities.......     850,000    1,000,000
  Capital expenditures...............................    (137,942)  (1,763,889)
  Purchases of marketable securities.................         --      (855,023)
                                                      -----------  -----------
    Net cash provided by (used in) investing
     activities......................................     712,058   (1,618,912)
                                                      -----------  -----------
Cash flows from financing activities:
  Proceeds from exercise of options and employee
   stock purchases...................................     202,053      153,558
  Redemption of senior convertible notes.............  (2,647,603)         --
                                                      -----------  -----------
    Net cash (used in) provided by financing
     activities......................................  (2,445,550)     153,558
                                                      -----------  -----------
    Net (decrease) in cash and cash equivalents...... (11,043,037)  (3,278,319)
Cash and cash equivalents, beginning of period.......  11,461,126   21,358,308
                                                      -----------  -----------
    Cash and cash equivalents, end of period......... $   418,089  $18,079,989
                                                      ===========  ===========


    The accompanying notes are an integral part of the financial statements

                          EMISPHERE TECHNOLOGIES, INC.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (Unaudited)

1. Interim Financial Statements

     The accompanying unaudited condensed financial statements of Emisphere Technologies, Inc. (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all information and disclosures necessary for a presentation of the Company's financial position, results of operations, and cash flows in conformity with generally accepted accounting principles.

     In the opinion of management, the accompanying Condensed Statements of Operations for the three months ended October 31, 1999 and 1998, Condensed Statements of Cash Flows for the three months ended October 31, 1999 and 1998, and the Condensed Balance Sheets as of October 31, 1999 reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the Company's financial position, results of operations, and cash flows for such periods and as of such date. These interim financial statements should be read in conjunction with the Company's financial statements and notes thereto included herein for the fiscal year ended July 31, 1999.

     Certain prior year amounts have been reclassified to conform to the current year presentation.

     The results of operations for any interim period are not necessarily indicative of the results for the full year.

     The Company expects to incur a substantial increase in liquid oral heparin clinical development expenses during the remainder of fiscal 2000 as the product enters into Phase III clinical trials, the most expensive phase of the clinical development process. As a result, the Company expects to continue to incur increasing operating losses and will require substantial resources to continue its liquid oral heparin clinical development program and ongoing research and development efforts.

     In order to assure funding for its future operations, the Company will need to obtain a marketing partner for its oral heparin product and may be required to obtain additional financing for Phase III development on its own until a partner is found. However, no assurances can be given that the Company will be successful in attracting a marketing partner or in raising additional capital. In the event that a marketing partner for the oral heparin product is not found, the Company expects that cash, cash equivalents, and marketable securities on-hand, combined with and contingent upon either additional financing and/or delaying clinical trials and curtailment of operations, will be adequate to meet its liquidity requirements into the third quarter of fiscal 2001.

2. Net Loss Per Share

     Net loss per share, basic and diluted, is computed using the weighted average number of shares of the Company's common stock outstanding during the period. Had the Company been in a net income position, diluted earnings per share would have included the shares used in the computation of basic net loss per share, as well as an additional 4,144,479 and 316,588 shares for the three months ended October 31, 1999 and 1998, respectively, relating to outstanding options (after application of the Treasury Stock Method).

                          EMISPHERE TECHNOLOGIES, INC.

                                  (Unaudited)


3. Comprehensive Income

     Comprehensive loss of the Company includes net loss adjusted for the change in net unrealized gain or loss on marketable securities. The net effect of income taxes on comprehensive loss is immaterial. For the three months ended October 31, 1999 and 1998, the components of comprehensive loss were:

                                                        1999         1998
                                                     -----------  -----------
Net loss............................................ $(9,882,720) $(2,980,346)
Change in net unrealized (loss) gain on marketable
 securities.........................................      (6,415)     102,849
                                                     -----------  -----------
  Total comprehensive loss.......................... $(9,889,135) $(2,877,497)
                                                     ===========  ===========

4. Senior Convertible Notes Payable

     The remaining balance of approximately $2.6 million, along with interest thereon, was repaid on September 15, 1999.

5. Ebbisham Ltd.

     Ebbisham Ltd., the Company's former oral heparin joint venture with Elan Corporation plc, was terminated in the fourth quarter of fiscal 1999. Thereafter, the Company assumed sole responsibility for clinical development and funding of oral heparin. Previously, the Company accounted for its investment in Ebbisham in accordance with the equity method of accounting.

6. Subsequent Event and Pro Forma Balance Sheet

     On November 2, 1999, the Company issued 2.3 million shares of common stock in a public offering. The net proceeds were approximately $23.5 million. The proceeds from the offering will be used to fund a portion of the Phase III clinical development of the Company's oral heparin formulation, to fund research and development and for general corporate purposes.

     The pro forma column of the balance sheet has been prepared to show the effect that this transaction would have had on the balance sheet as if it had occurred on October 31, 1999.

7. Subsequent Event--Amendments to Stock Plans

     On January 18, 2000, the stockholders approved amendments to the Company's 1991 Stock Option Plan and the 1995 Non-Qualified Stock Option Plan, increasing the number of shares available for grant by 500,000 and 200,000 respectively.

8. Subsequent Event--Novartis License

     In connection with the research collaboration between the Company and Novartis Pharma AG ("Novartis"), in February 2000, Novartis agreed to execute its option to acquire an exclusive license to develop and commercialize oral salmon calcitonin. As a result, Novartis is required to pay the Company a milestone payment.

                       Report of Independent Accountants

To the Board of Directors and Stockholders of Emisphere Technologies, Inc.:

     In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Emisphere Technologies, Inc., at July 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended July 31, 1999 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
New York, New York
September 30, 1999, except Note 15 as to which the date is November 2, 1999

                          EMISPHERE TECHNOLOGIES, INC.

                                 BALANCE SHEETS

                             July 31, 1999 and 1998

                                                        1999          1998
                                                    ------------  ------------
                      Assets
Current assets:
  Cash and cash equivalents.......................  $ 11,461,126  $ 21,358,308
  Marketable securities...........................     6,343,515    13,469,733
  Receivable due from Ebbisham Ltd................           --      7,710,056
  Prepaid expenses and other current assets.......       694,366       729,587
                                                    ------------  ------------
    Total current assets..........................    18,499,007    43,267,684
Equipment and leasehold improvements, at cost, net
 of accumulated depreciation and amortization.....    11,500,767     9,619,856
Purchased technology, net of accumulated
 amortization of $46,902..........................     8,395,415           --
Deferred financing costs, net of accumulated
 amortization of $137,718 and $67,500.............        21,015       742,500
Other assets......................................        60,164        59,970
                                                    ------------  ------------
    Total assets..................................  $ 38,476,368  $ 53,690,010
                                                    ============  ============
       Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable................................  $    834,959  $    724,848
  Accrued expenses................................     1,656,388     1,002,233
  Senior convertible notes, current portion.......     2,647,603     3,500,000
  Investment deficiency in Ebbisham Ltd...........           --      6,583,670
                                                    ------------  ------------
    Total current liabilities.....................     5,138,950    11,810,751
Note payable......................................    20,000,000           --
Senior convertible notes..........................           --     10,000,000
Deferred lease liability..........................     2,050,042       598,111
                                                    ------------  ------------
    Total liabilities.............................    27,188,992    22,408,862
                                                    ------------  ------------
Commitments

Stockholders' equity:
  Preferred stock, $.01 par value; authorized
   1,000,000 shares; none issued and outstanding..           --            --
  Common stock, $.01 par value; authorized
   40,000,000 shares; issued 12,181,468 shares
   (12,137,968 outstanding) in 1999 and 11,037,238
   shares (10,993,738 outstanding) in 1998........       121,815       110,372
  Additional paid-in capital......................    99,161,980    88,481,742
  Accumulated deficit.............................   (87,804,852)  (57,123,403)
  Accumulated other comprehensive income..........         1,246         5,250
                                                    ------------  ------------
                                                      11,480,189    31,473,961
  Less, common stock held in treasury, at cost;
   43,500 shares in 1999 and 1998.................      (192,813)     (192,813)
                                                    ------------  ------------
    Total stockholders' equity....................    11,287,376    31,281,148
                                                    ------------  ------------
    Total liabilities and stockholders' equity....  $ 38,476,368  $ 53,690,010
                                                    ============  ============

    The accompanying notes are an integral part of the financial statements

                          EMISPHERE TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS

            For the fiscal years ended July 31, 1999, 1998, and 1997

                                           1999         1998         1997
                                       ------------  -----------  -----------
Contract research revenues............ $ 10,179,925  $15,868,310  $ 5,400,880
                                       ------------  -----------  -----------
Costs and expenses:
  Research and development............   22,849,687   15,189,811    7,723,995
  Acquisition of in-process research
   and development....................    9,685,794          --           --
  Loss in Ebbisham Ltd................    3,092,125    4,043,712    2,549,956
  General and administrative
   expenses...........................    6,051,215    5,344,665    3,416,061
                                       ------------  -----------  -----------
                                         41,678,821   24,578,188   13,690,012
                                       ------------  -----------  -----------
    Operating loss....................  (31,498,896)  (8,709,878)  (8,289,132)
                                       ------------  -----------  -----------
Other income and expense:
  Investment income...................    1,466,216    1,879,840      967,827
  Rental income.......................      218,376          --           --
  Interest expense....................     (867,145)    (236,250)         --
                                       ------------  -----------  -----------
                                            817,447    1,643,590      967,827
                                       ------------  -----------  -----------
    Net loss.......................... $(30,681,449) $(7,066,288) $(7,321,305)
                                       ============  ===========  ===========
Net loss per share, basic and
 diluted.............................. $      (2.63) $     (0.66) $     (0.77)
                                       ============  ===========  ===========
Weighted average shares outstanding,
 basic and diluted....................   11,668,893   10,777,728    9,519,028
                                       ============  ===========  ===========


    The accompanying notes are an integral part of the financial statements

                          EMISPHERE TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS

            For the fiscal years ended July 31, 1999, 1998, and 1997

                                             1999         1998         1997
                                         ------------  -----------  -----------
Cash flows from operating activities:
  Net loss.............................  $(30,681,449) $(7,066,288) $(7,321,305)
                                         ------------  -----------  -----------
  Adjustments to reconcile net loss to
   net cash used in operating
   activities:
    Acquired in-process research and
     development.......................     9,685,794          --           --
    Loss in Ebbisham Ltd...............     3,092,125    4,043,712    2,549,956
    Depreciation and amortization......     1,586,412      953,615      441,768
    Increase (decrease) in deferred
     lease liability...................     1,451,931      563,569      (10,281)
    Non-cash compensation..............       275,000      295,000      250,000
    Non-cash interest expense..........       258,333          --           --
    Amortization of deferred financing
     cost..............................       137,718       67,500          --
    Amortization of discount on
     marketable securities.............        69,717       13,440          --
    Amortization of purchased
     technology........................        46,902          --           --
    Net realized gain on sale of
     marketable securities.............        (1,254)     (14,123)         (60)
    Write-off of leasehold
     improvements......................           --       337,961          --
  Changes in assets and liabilities:
    Decrease (increase) in receivable
     due from
     Ebbisham Ltd......................     7,710,056   (7,061,270)    (648,786)
    Decrease (increase) in prepaid
     expenses and other current
     assets............................        35,221     (281,473)    (158,345)
    (Increase) in deferred financing
     cost..............................           --      (810,000)         --
    (Increase) in investment in
     Ebbisham Ltd......................    (7,225,440)         --        (9,998)
    (Increase) decrease in other
     assets............................          (194)       4,273       (3,000)
    Increase in accounts payable and
     accrued expenses..................       505,934      539,018      196,786
                                         ------------  -----------  -----------
    Total adjustments..................    17,628,255   (1,348,778)   2,608,040
                                         ------------  -----------  -----------
    Net cash used in operating
     activities........................   (13,053,194)  (8,415,066)  (4,713,265)
                                         ------------  -----------  -----------
Cash flows from investing activities:
  Capital expenditures.................    (3,730,814)  (8,601,855)  (1,036,993)
  Purchases of marketable securities...    (3,346,350) (14,938,128) (13,550,937)
  Proceeds from sales of marketable
   securities..........................    10,400,101   12,741,076    8,645,357
                                         ------------  -----------  -----------
    Net cash provided by (used in)
     investing activities..............     3,322,937  (10,798,907)  (5,942,573)
                                         ------------  -----------  -----------
Cash flows from financing activities:
  Proceeds from exercise of options and
   employee stock purchases............       957,213      610,814    1,179,609
  Redemption of senior convertible
   notes...............................    (1,124,138)         --           --
  Proceeds from issuance of long-term
   debt................................           --    13,500,000          --
  Net proceeds from issuance of common
   stock...............................           --     4,062,500   19,970,522
                                         ------------  -----------  -----------
    Net cash (used in) provided by
     financing activities..............      (166,925)  18,173,314   21,150,131
                                         ------------  -----------  -----------
    Net (decrease) increase in cash and
     cash equivalents..................    (9,897,182)  (1,040,659)  10,494,293
Cash and cash equivalents, beginning of
 year..................................    21,358,308   22,398,967   11,904,674
                                         ------------  -----------  -----------
Cash and cash equivalents, end of
 year..................................  $ 11,461,126  $21,358,308  $22,398,967
                                         ============  ===========  ===========
Supplemental disclosure of cash flow
 information:
  Interest paid........................  $    158,671
                                         ============
  Non-cash investing and financing
   activities:
    Note issued for purchased
     technology........................  $ 20,000,000
                                         ============
    Conversion of debt to equity.......  $  9,459,468
                                         ============
    Capital expenditures in accounts
     payable...........................                $   263,490
                                                       ===========

    The accompanying notes are an integral part of the financial statements

                         EMISPHERE TECHNOLOGIES, INC.

                      STATEMENTS OF STOCKHOLDERS' EQUITY

            For the fiscal years ended July 31, 1999, 1998 and 1997

                                                                             Accumulated    Common Stock
                             Common Stock                                       Other     Held In Treasury
                          -------------------   Additional    Accumulated   Comprehensive ----------------
                            Shares    Amount  Paid-in Capital   Deficit     Income (Loss) Shares  Amount       Total
                          ---------- -------- --------------- ------------  ------------- ------ ---------  ------------
Balance, July 31, 1996..   9,450,760 $ 94,508   $62,129,161   $(42,735,810)   $(28,291)   43,500 $(192,813) $ 19,266,755
                                                                                                            ------------
Net loss................                                        (7,321,305)                                   (7,321,305)
Unrealized gain on
 securities.............                                                        52,798                            52,798
                                                                                                            ------------
Comprehensive loss......                                                                                      (7,268,507)
                                                                                                            ------------
Sale of common stock
 under employee stock
 purchase plans and
 exercise of options....     133,117    1,331     1,178,278                                                    1,179,609
Issuance of common stock
 in connection with a
 public offering, net of
 expenses...............   1,150,000   11,500    19,959,022                                                   19,970,522
Issuance of stock
 options in exchange for
 services rendered......                            250,000                                                      250,000
                          ---------- --------   -----------   ------------    --------    ------ ---------  ------------
Balance, July 31, 1997..  10,733,877  107,339    83,516,461    (50,057,115)     24,507    43,500  (192,813)   33,398,379
                                                                                                            ------------
Net loss................                                        (7,066,288)                                   (7,066,288)
Unrealized loss on
 securities.............                                                       (19,257)                          (19,257)
                                                                                                            ------------
Comprehensive loss......                                                                                      (7,085,545)
                                                                                                            ------------
Sale of common stock
 under employee stock
 purchase plans and
 exercise of options....      53,361      533       610,281                                                      610,814
Exercise of warrants by
 Elan International
 Services Ltd...........     250,000    2,500     4,060,000                                                    4,062,500
Issuance of stock
 options in exchange for
 services rendered......                            295,000                                                      295,000
                          ---------- --------   -----------   ------------    --------    ------ ---------  ------------
Balance, July 31, 1998..  11,037,238  110,372    88,481,742    (57,123,403)      5,250    43,500  (192,813)   31,281,148
                                                                                                            ------------
Net loss................                                       (30,681,449)                                  (30,681,449)
Unrealized loss on
 securities.............                                                        (4,004)                           (4,004)
                                                                                                            ------------
Comprehensive loss......                                                                                     (30,685,453)
                                                                                                            ------------
Sale of common stock
 under employee stock
 purchase plans and
 exercise of options....     144,628    1,447       955,766                                                      957,213
Conversion of senior
 convertible debt, net
 of costs...............     999,602    9,996     9,449,472                                                    9,459,468
Issuance of stock
 options in exchange for
 services rendered......                            275,000                                                      275,000
                          ---------- --------   -----------   ------------    --------    ------ ---------  ------------
Balance, July 31, 1999..  12,181,468 $121,815   $99,161,980   $(87,804,852)   $  1,246    43,500 $(192,813) $ 11,287,376
                          ========== ========   ===========   ============    ========    ====== =========  ============

    The accompanying notes are an integral part of the financial statements

                          EMISPHERE TECHNOLOGIES, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

1. Nature of Operations and Summary of Significant Accounting Policies

     Nature of Operations. Emisphere Technologies, Inc. (the "Company") is a biopharmaceutical company specializing in the oral delivery of therapeutic macromolecules and other compounds that are not currently deliverable by oral means. Since its inception in 1986, the Company has devoted substantially all of its efforts and resources to research and development conducted on its own behalf and through collaborations with corporate partners and academic research institutions. The Company has no product sales to date.

     The Company expects to incur a substantial increase in oral heparin clinical development expenses in fiscal 2000 as the product enters into Phase III clinical trials, the most expensive phase of the clinical development process, and will no longer receive funding from its former joint venture partner, Elan Corporation. As a result, management believes that the Company will continue to incur increasing operating losses and will require substantial financial resources to continue its oral heparin clinical development program and on going research and development efforts.

     In order to assure funding for its future operations, the Company will need to obtain a marketing partner for its oral heparin product and may be required to obtain additional financing for Phase III development on its own until a partner is found. However, no assurances can be given that the Company will be successful in attracting a marketing partner or in raising additional capital. In the event that a marketing partner for the oral heparin product is not found, the Company expects that cash, cash equivalents, and marketable securities on-hand, combined with, and contingent upon, either additional financing and/or delaying clinical trials and curtailment of operations will be adequate to meet its liquidity requirements into the second quarter of fiscal 2001.

     Concentration of Credit Risk. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash equivalents and marketable securities. The Company invests excess cash in accordance with a policy objective seeking to preserve both liquidity and safety of principal. The Company generally invests its excess funds in obligations of the U.S. government and its agencies, bank deposits, mortgage-backed securities, and investment grade debt securities issued by corporations and financial institutions. The Company holds no collateral for these financial instruments.

     Cash and Cash Equivalents. The Company considers all highly liquid, interest-bearing debt instruments with a maturity of three months or less when purchased to be cash equivalents.

     Equipment and Leasehold Improvements. Equipment and leasehold improvements are stated at cost. Depreciation and amortization are provided for on the straight-line basis over the estimated useful life of the asset. Leasehold improvements are amortized over the life of the lease or of the improvements, whichever is shorter. Expenditures for maintenance and repairs that do not materially extend the useful lives of the respective assets are charged to expense as incurred. The cost and accumulated depreciation or amortization of assets retired or sold are removed from the respective accounts and any gain or loss is recognized in operations.

     Purchased Technology. Purchased technology is amortized on a straight-line basis over a period of 15 years, the average life of the related patents.

     Impairment of Long-Lived Assets. The Company reviews its long-lived assets for impairment whenever events or changes in circumstances, such as the manner in which an asset is used, indicate that their carrying amount may not be recoverable. Impairment losses are recognized when a long-lived asset's carrying value exceeds the expected undiscounted cash flows related to that asset. The amount of the

                          EMISPHERE TECHNOLOGIES, INC.

impairment loss is the difference between the carrying value and the fair market value of the asset. The fair market value of an asset is determined based upon discounted cash flows.

     Deferred Financing Costs. Direct costs incurred in connection with obtaining financing have been capitalized and are being amortized on a basis that approximates the interest method over the term of the financing.

     Deferred Lease Liabilities. Various leases entered into by the Company provide for rental holidays and escalations of the minimum rent during the lease term, as well as additional rent based upon increases in real estate taxes and common maintenance charges. The Company records rent expense from leases with rental holidays and escalations using the straight-line method, thereby prorating the total rental commitment over the term of the lease. Under this method, the deferred lease liability represents the differences between the minimum cash rental payments and the rent expense computed on a straight-line basis.

     Revenue Recognition. The Company is currently engaged in contract research and development of its proprietary technology. Revenue derived from contract research and feasibility studies is recognized as the related services are performed. Revenue earned upon the achievement of research and development milestones is recorded when such milestones are achieved.

     Patent Costs. As a result of research and development efforts conducted by the Company, it has received, applied for, or is in the process of applying for a number of patents to protect proprietary inventions. Costs incurred in connection with patent applications have been expensed as incurred.

     Purchased In-Process Research and Development. Purchased in-process research and development represents the value assigned in a purchase business combination to research and development projects of the acquired business that were commenced but not yet completed at the date of acquisition and which, if unsuccessful, have no alternative future use. Amounts assigned to purchased in-process research and development are charged to expense at the consummation date of the purchase business combination.

     Income Taxes. Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. These liabilities and assets are determined based on differences between the financial reporting and tax basis of assets and liabilities measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     Stock-Based Employee Compensation. The accompanying financial position and results of operations of the Company have been prepared in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Under APB No. 25, generally no compensation expense is recognized in connection with the awarding of stock option grants to employees, provided that, as of the grant date, all terms associated with the award are fixed and the quoted market price of the Company's stock as of the grant date is equal to or less than the option exercise price.

     Disclosure required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), including pro forma operating results had the Company prepared its financial statements in accordance with the fair value based method of accounting for stock-based compensation, has been included in Note 9.

     The fair value of options and warrants granted to non-employees for goods or services are included in the financial statements and expensed as the goods are utilized or the services performed.

                          EMISPHERE TECHNOLOGIES, INC.

     Net Loss Per Share. Net loss per share, basic and diluted, is computed using the weighted average number of shares of the Company's common stock outstanding during the period. Had the Company been in a net income position, diluted earnings per share would have included the shares used in the computation of basic net loss per share, as well as an additional 2,559,295, 4,029,129, and 4,128,298 shares for the fiscal years ended July 31, 1999, 1998, and 1997, respectively, relating to outstanding options (after application of the Treasury Stock Method).

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Fair Value of Financial Instruments. The carrying amounts for cash, cash equivalents, accounts payable, and accrued expenses approximate fair value because of their short-term nature. The carrying amounts for the Company's debt instruments approximate fair value.

     Reclassifications. Certain prior year amounts have been reclassified to conform to the current year presentation.

     Impact of the Future Adoption of Recently Issued Accounting
Standards. Management believes that the future adoption of recently issued accounting standards will not have a material impact on the Company's financial statements.

2. Marketable Securities

     The Company considers its marketable securities to be "available-for-sale," as defined by Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). Accordingly, unrealized holding gains and losses are excluded from operations and reported as a net amount in a separate component of stockholders' equity. The following table summarizes the amortized cost basis and aggregate fair value of marketable securities, and the unrealized holding gains and losses, at July 31, 1999 and 1998, respectively.

                                                        Unrealized Holding
                                                      -----------------------
                               Amortized
                              Cost Basis  Fair Value  Gains  (Losses)   Net
                              ----------- ----------- ------ --------  ------
1999
Maturities less than one
 year:
  Corporate debt securities.. $ 3,848,268 $ 3,849,615 $4,295 $(2,948)  $1,347
Maturities between one and
 three years:
  U.S. government
   securities................     994,001     993,900    --     (101)    (101)
  Corporate debt securities..   1,500,000   1,500,000    --      --       --
                              ----------- ----------- ------ -------   ------
                              $ 6,342,269 $ 6,343,515 $4,295 $(3,049)  $1,246
                              =========== =========== ====== =======   ======
1998
Maturities less than one
 year:
  Corporate debt securities.. $ 4,300,701 $ 4,301,393 $1,161 $  (469)  $  692
Maturities between one and
 three years:
  Corporate debt securities..   9,163,782   9,168,340  6,058  (1,500)   4,558
                              ----------- ----------- ------ -------   ------
                              $13,464,483 $13,469,733 $7,219 $(1,969)  $5,250
                              =========== =========== ====== =======   ======

                          EMISPHERE TECHNOLOGIES, INC.

     Realized gains and losses are included as a component of investment income. For the fiscal years ended July 31, 1999, 1998, and 1997, gross realized gains and losses were not significant. In computing realized gains and losses, the Company determines the cost of its marketable securities on a specific identification basis. Such cost includes the direct costs to acquire the securities, adjusted for the amortization of any discount or premium. The fair value of marketable securities has been estimated based on quoted market prices.

3. Equipment and Leasehold Improvements

     Equipment and leasehold improvements consist of the following:

                                         Useful Lives
                                           in Years       1999        1998
                                         ------------- ----------- -----------
Equipment...............................      3-7      $ 6,133,395 $ 4,674,232
Leasehold improvements.................. Life of lease  11,167,029   9,269,339
                                                       ----------- -----------
                                                        17,300,424  13,943,571
Less, Accumulated depreciation and
 amortization...........................                 5,799,657   4,323,715
                                                       ----------- -----------
                                                       $11,500,767 $ 9,619,856
                                                       =========== ===========

     During May 1998, the Company relocated its operations and subleased certain office and laboratory space. In connection with the sublease, the Company recorded a charge of approximately $300,000 to general and administrative expenses, which represented the writedown of leasehold improvements, net of accumulated amortization, at the subleased space offset by the excess of sublease rental income over related rental expense.

4. Accrued Expenses

     Accrued expenses consist of the following as of July 31, 1999 and 1998:

                                                              1999       1998
                                                           ---------- ----------
       Compensation....................................... $  343,500 $  266,000
       Professional fees..................................    379,000    203,000
       Interest...........................................    292,164    168,750
       Other..............................................    641,724    364,483
                                                           ---------- ----------
                                                           $1,656,388 $1,002,233
                                                           ========== ==========

5. Senior Convertible Notes Payable

     In 1998, the Company issued $13.5 million of its 5% Senior Convertible Notes, due May 1, 2001 (the "Notes"). Interest is payable annually in arrears and at the Company's option can be made either in cash or, subject to certain conditions, in shares of the Company's common stock. At July 31, 1999 and 1998, the Company had accrued $33,830 and $168,750, respectively, of interest on the Notes.

     In connection with the issuance of the Notes, the Company incurred direct costs to obtain the financing of approximately $800,000. Such amount has been classified as deferred financing costs. Amortization of these costs totaled $137,718 and $67,500 for the fiscal years ended July 31, 1999 and 1998, respectively.

     During 1999, the note holders converted principal and interest of approximately $9.7 million and $315,000, respectively, into 999,602 shares of the Company's common stock. Deferred financing costs of

                          EMISPHERE TECHNOLOGIES, INC.

$583,767 were recorded as a reduction to additional paid-in-capital upon conversion of the notes. In addition, the Company repaid $1.1 million of the Notes in cash. In June 1999, certain terms and covenants were modified, including increasing the amount of additional indebtedness allowed and changing the due date to September 15, 1999. The remaining balance of approximately $2.7 million and interest thereon were repaid on that date.

     As of July 31, 1999, the estimated fair value of the Notes approximated their carrying value, based on near term maturity.

6. Commitments

     Leases. The Company leases office and laboratory space under noncancelable leases expiring in various years through 2008. As of July 31, 1999, future minimum rental payments are as follows:

                                                                     Minimum
       Years Ending July 31,                                     Rental Payments
       ---------------------                                     ---------------
       2000.....................................................   $ 1,034,120
       2001.....................................................     1,187,864
       2002.....................................................     1,121,826
       2003.....................................................     1,308,544
       2004.....................................................     1,333,200
       Thereafter...............................................     4,110,700
                                                                   -----------
                                                                   $10,096,254
                                                                   ===========

     As described in Note 3, in July 1998, the Company entered into a sublease (the "Sublease") for a portion of its former premises, which extends to January 2002.

     As of July 31, 1999, future minimum rentals to be received under the Sublease are as follows:

                                                                       Minimum
                                                                     Rentals to
       Years Ending July 31,                                         be Received
       ---------------------                                         -----------
       2000.........................................................  $272,200
       2001.........................................................   218,866
       2002.........................................................   111,995
                                                                      --------
                                                                      $603,061
                                                                      ========

     Rent expense for the fiscal years ended July 31, 1999, 1998 and 1997 was approximately $1,079,000, $1,230,000 and $256,000, respectively. Additional charges for real estate taxes and common maintenance charges for the fiscal years ended July 31, 1999 and 1998, were $240,000 and $459,000, respectively.

     Other. The Company, for the fiscal years ended July 31, 1999, 1998 and 1997, made payments for research totaling approximately $578,000, $847,000 and $847,000, respectively, to several universities and a research organization (the "Entities"). Certain members of the Company's Board of Directors are affiliated with these Entities.

7. Income Taxes

     As of July 31, 1999, the Company has available, for tax reporting purposes, unused net operating loss carry-forwards of approximately $72.0 million, which will expire in various years from 2001 to 2013. The Company's research and experimental tax credit carry-forwards expire in various years from 2001 to 2013.

                          EMISPHERE TECHNOLOGIES, INC.

Future ownership changes may limit the future utilization of these net operating loss and research and development tax credit carry-forwards as defined by the Internal Revenue Code. The tax effect of temporary differences, net operating loss carry-forwards, and research and experimental tax credit carry-forwards as of July 31, 1999 and 1998 is as follows:

                                                        1999          1998
                                                    ------------  ------------
     Deferred tax assets and valuation allowance:
       Accrued liabilities........................  $    980,130  $    356,194
       Equipment and leasehold improvements.......       722,317        70,132
       Net operating loss carry-forwards..........    29,415,588    19,404,873
       Research and experimental tax credit carry-
        forwards..................................     2,936,205     2,454,215
       Valuation allowance........................   (34,054,240)  (22,285,414)
                                                    ------------  ------------
                                                    $        --   $        --
                                                    ============  ============

8. Stockholders' Equity

     a. During 1999, the Company's shareholders voted to increase the number of common shares authorized from 20.0 million to 40.0 million shares.

     b. The Company's certificate of incorporation provides for the issuance of 1,000,000 shares of preferred stock with the rights, preferences, qualifications, and terms to be determined by the Company's Board of Directors. As of July 31, 1999 and 1998, there were no shares of preferred stock outstanding.

     c. In 1996, the Board of Directors (the "Board") adopted a stockholder rights plan in which Preferred Stock Purchase Rights (the "Rights") were granted at the rate of one one-hundredth of a share of Series A Junior Participating Cumulative Preferred Stock ("A Preferred Stock") at an exercise price of $80 for each share of the Company's common stock.

     The Rights are not exercisable, or transferable apart from the common stock, until the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 20% or more of the outstanding common stock of the Company or (ii) ten business days (or such later date, as defined) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person, or group, of 20% or more of the outstanding common stock of the Company.

     Furthermore, if the Company enters into consolidation, merger, or other business combinations, as defined, each Right would entitle the holder upon exercise to receive, in lieu of shares of A Preferred Stock, a number of shares of common stock of the acquiring company having a value of two times the exercise price of the Right, as defined. The Rights contain antidilutive provisions, are redeemable at the Company's option, subject to certain defined restrictions, for $.01 per Right, and expire on February 23, 2006.

     As a result of the Rights dividend, the Board designated 200,000 shares of preferred stock as A Preferred Stock. A Preferred Stockholders will be entitled to a preferential cumulative quarterly dividend of the greater of $1.00 per share or 100 times the per share dividend declared on the Company's common stock. Shares of A Preferred Stock have a liquidation preference, as defined, and each share will have 100 votes and will vote together with the common shares.

                          EMISPHERE TECHNOLOGIES, INC.

     d. The Company adopted the provision of Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("SFAS 130"). The statement establishes standards for the reporting and display of comprehensive income and its components. The disclosures required by SFAS 130 have been included within the statement of stockholders' equity. The effects of income taxes on comprehensive loss was not material.

9. Stock Plans

     Stock Option Plans. Under the Company's 1991 Stock Option Plan and the 1995 Non-Qualified Stock Option Plan (individually, the "91 Plan" and "95 Plan," respectively, or collectively, the "Plans") a maximum of 2,500,000 and 2,350,000 shares of the Company's common stock, respectively, are available for awards to employees, consultants, and other individuals who render services to the Company. The 91 Plan provides for the grant of either incentive stock options ("ISOs"), as defined by the Internal Revenue Code, or options which do not qualify as ISOs. An independent committee of the Board, which determines option terms including exercise price and vesting period, awards the options. Generally, the options expire within a five to ten-year period as determined by the committee and as defined by the Plans. The terms of the 95 Plan provide for the granting to officers and other key employees the option to purchase the Company's common stock. The number and terms of each grant will be determined by an independent committee of the Board, which will determine option exercise price, termination date, vesting, and expiration date. Options granted under the Plans generally vest over a five-year period. As of July 31, 1999, shares available for future grants under the Plans amounted to 734,065.

     The following table summarizes stock option information for the Plans as of July 31, 1999:

                     Options Outstanding               Options Exercisable
           ---------------------------------------- --------------------------
                         Weighted
                          Average
 Range of                Remaining      Weighted                   Weighted
 Exercise    Number     Contractual     Average       Number       Average
   Price   Outstanding Life in Years Exercise Price Exercisable Exercise Price
 --------  ----------- ------------- -------------- ----------- --------------
  $1.50        86,737      5.76          $ 1.50         67,977      $ 1.50
  $2.63         3,937      5.78          $ 2.63          3,787      $ 2.63
  $4.00-
   $4.40       71,124      4.81          $ 4.01         70,324      $ 4.01
  $6.13-
   $9.00    1,630,175      6.70          $ 8.33      1,223,000      $ 8.63
  $9.50-
  $13.75    1,766,134      4.46          $11.67      1,347,214      $12.03
 $15.13-
  $21.25      454,322      7.75          $17.17        157,138      $17.74
 $23.00-
  $23.25        8,000      5.92          $23.09          4,000      $23.19
            ---------                                ---------
  $1.50-
  $23.25    4,020,429      5.78          $10.60      2,873,440      $10.45
            =========                                =========

                          EMISPHERE TECHNOLOGIES, INC.

     Transactions involving stock options awarded under the Plans during fiscal 1997, 1998 and 1999 are summarized as follows:

                                         Weighted                   Weighted
                            Number       Average       Number       Average
                          Outstanding Exercise Price Exercisable Exercise Price
                          ----------- -------------- ----------- --------------
Balance, July 31, 1996...  1,981,418      $ 8.90        506,962      $ 9.75
1997
  Granted................  1,260,531      $12.43
  Canceled...............    (43,000)     $13.75
  Exercised..............    (33,323)     $ 9.86
                           ---------
  Balance outstanding
   July 31, 1997.........  3,165,626      $10.23      1,868,085      $10.98
1998
  Granted................    340,272      $17.08
  Canceled...............     (6,350)     $15.50
  Exercised..............    (15,819)     $ 5.98
                           ---------
  Balance outstanding
   July 31, 1998.........  3,483,729      $10.85      2,012,463      $10.95
1999
  Granted................    603,375      $ 8.84
  Canceled...............    (57,420)     $10.90
  Exercised..............     (9,255)     $ 2.59
                           ---------
  Balance outstanding
   July 31, 1999.........  4,020,429      $10.60      2,873,440      $10.45
                           =========

     Outside Directors' Plan The Company has adopted a stock option plan for outside directors who are neither officers nor employees of the Company nor holders of more than 5% of the Company's common stock (the "Outside Directors' Plan"). This plan, as amended, provides for the granting of options to directors (i) to purchase 35,000 shares of the Company's common stock on the date of initial election or appointment to the Board and (ii) to purchase 21,000 shares on the fifth anniversary thereof and every three years thereafter. The options have an exercise price equal to the fair market value of the Company's common stock on the date of grant, vest at the rate of 7,000 shares per year, and expire ten years after the date of grant.

     The following table summarizes stock option information for the Outside Directors' Plan as of July 31, 1999:

                     Options Outstanding               Options Exercisable
           ---------------------------------------- --------------------------
                         Weighted
                          Average
 Range of                Remaining      Weighted                   Weighted
 Exercise    Number     Contractual     Average       Number       Average
   Price   Outstanding Life in Years Exercise Price Exercisable Exercise Price
 --------  ----------- ------------- -------------- ----------- --------------
  $6.13-
   $8.63     105,000       7.16          $ 7.80        70,000       $ 8.63
 $13.00-
  $13.75     273,000       3.90          $13.17       252,000       $13.13
  $23.50      35,000       7.51          $23.50        14,000       $23.50
             -------                                  -------
  $6.13-
  $23.50     413,000       5.04          $12.68       336,000       $12.62
             =======                                  =======

                          EMISPHERE TECHNOLOGIES, INC.

     Transactions involving stock options awarded under the Outside Directors' Plan during fiscal 1997, 1998 and 1999 are summarized as follows:

                                         Weighted                   Weighted
                            Number       Average       Number       Average
                          Outstanding Exercise Price Exercisable Exercise Price
                          ----------- -------------- ----------- --------------
Balance, July 31, 1996...   280,000       $11.91       196,666       $12.63
1997
  Granted................    98,000       $17.23
                            -------
  Balance outstanding
   July 31, 1997.........   378,000       $13.29       243,333       $12.40
                            -------
1998
  Balance outstanding
   July 31, 1998.........   378,000       $13.29       291,332       $12.51
1999
  Granted................    35,000       $ 6.13
                            -------
  Balance outstanding
   July 31, 1999.........   413,000       $12.68       336,000       $12.62
                            =======

     Directors' Deferred Compensation Stock Plan Pursuant to the Directors' Deferred Compensation Stock Plan (the "Directors' Deferred Plan") adopted during the 1998 fiscal year, outside directors have a right to receive for each meeting of the Board or a committee thereof attended a number of shares of the Company's common stock equal to the amount determined by the Board as compensation for the meeting divided by the fair market value of the Company's common stock on the date of the meeting. An aggregate of 25,000 shares of the Company's common stock has been reserved for issuance under the Directors' Deferred Plan. During fiscal 1999 and 1998, the outside directors earned the rights to receive an aggregate of 2,778 shares and 570 shares, respectively. Under the terms of the Directors' Deferred Plan, shares are to be issued to a director within six months after he or she ceases to serve on the Board.

     Non-Plan Options The Company's Board of Directors has issued options to an executive officer ("Executive"), and a former executive officer, the Emisphere Charitable Foundation, and a consultant not covered by the Plans or the Outside Directors' Plan ("Non-Plan Options"). The respective employment agreement for the Executive also contains provisions whereby the Executive is allowed to borrow defined amounts from the Company in connection with exercise of options. Outstanding loans bear interest at rates, as defined. The Board determines the number and terms of each grant (option exercise price, vesting, and expiration date). Non-Plan Options generally vest over a five-year period.

     The following table summarizes stock option information for the Non-Plan Options as of July 31, 1999:

                        Options Outstanding              Options Exercisable
               -------------------------------------- --------------------------
                            Weighted
                             Average
   Range of                 Remaining     Weighted                   Weighted
   Exercise      Number    Contractual    Average       Number       Average
     Price     Outstanding    Life     Exercise Price Exercisable Exercise Price
   --------    ----------- ----------- -------------- ----------- --------------
 $8.00-$ 9.75    387,822      1.82         $8.65        387,822       $8.65

                          EMISPHERE TECHNOLOGIES, INC.

     Transactions involving awards of Non-Plan Options during fiscal 1997, 1998 and 1999 are summarized as follows:

                                         Weighted                   Weighted
                            Number       Average       Number       Average
                          Outstanding Exercise Price Exercisable Exercise Price
                          ----------- -------------- ----------- --------------
Balance, July 31, 1996...  1,470,853      $11.28       496,822       $9.59
1997
  Canceled...............   (987,031)     $12.61
  Exercised..............    (60,000)     $ 8.23
                           ---------
  Balance outstanding
   July 31, 1997.........    423,822      $ 8.62       423,822       $8.62
1998
  Canceled...............     (1,000)     $18.50
                           ---------
  Balance outstanding
   July 31, 1998.........    422,822      $ 8.59       422,822       $8.59
1999
  Exercised..............    (35,000)     $ 8.00
                           ---------
  Balance outstanding
   July 31, 1999.........    387,822      $ 8.65       387,822       $8.65
                           =========

     Employee Stock Purchase Plans The Company has adopted two employee stock purchase plans (the "Purchase Plans") -- the 1994 Employee Stock Purchase Plan (the "Qualified Plan") and the 1994 Non-Qualified Employee Stock Purchase Plan (the "Non-Qualified Plan"). The Purchase Plans provide for the grant to all employees of options to purchase the Company's common stock. These options are granted for dollar amounts of up to 15% of an employees' quarterly compensation. The exercise price per share is equal to the lesser of the fair market value of the Company's common stock on the date of grant or 85% of the fair market value on the date of exercise. Options are granted automatically on the first day of each fiscal quarter and expire six months after the date of grant. The Qualified Plan is not available for employees owning more than 5% of the Company's common stock and imposes certain other quarterly limitations on the option grants. Options under the Non-Qualified Plan are granted to the extent that the option grants are restricted under the Qualified Plan. The Purchase Plans provide for the issuance of up to 500,000 shares of the Company's common stock under the Qualified Plan and 100,000 shares under the Non-Qualified Plan.

     Purchases of common stock during the fiscal years ended July 31, 1999, 1998 and 1997 are summarized as follows:

                                      Qualified Plan       Non-Qualified Plan
                                  ---------------------- -----------------------
                                   Shares                 Shares
                                  Purchased Price Range  Purchased  Price Range
                                  --------- ------------ --------- -------------
     1999........................  92,276   $4.83-$ 9.68   8,097   $ 6.16-$ 9.68
     1998........................  34,851   $8.23-$17.21   2,749   $13.76-$16.47
     1997........................  31,348   $6.30-$17.75   8,111   $6.26-$ 13.18

At July 31, 1999, shares reserved for future purchases under the Qualified and Non-Qualified Plans were 201,568 and 58,591, respectively.

     Pro Forma Operating Results The following tables summarize the Company's pro forma operating results had compensation costs for the Plans, Outside Directors' Plan, Directors' Deferred Plan, the Non-Plan Options, and the Purchase Plans been determined in accordance with the fair value-based method of accounting for stock-based compensation as prescribed by SFAS No. 123. Since option grants

                          EMISPHERE TECHNOLOGIES, INC.

awarded during 1999, 1998 and 1997 vest over several years and additional awards are expected to be issued in the future, the pro forma results shown below are not likely to be representative of the effects, on the future years of the application of the fair value-based method. The options, exercise price equals the quoted market price of the Company's common stock on the date of grant.

                                           Fiscal Years Ended July 31,
                                      ----------------------------------------
                                          1999          1998          1997
                                      ------------  ------------  ------------
     Pro forma net loss.............. $(35,446,893) $(10,409,698) $(15,408,336)
     Pro forma net loss per share.... $      (3.04) $      (0.97) $      (1.53)

     For the purpose of the above pro forma calculation, the fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model. The weighted-average fair value of the options granted during 1999, 1998 and 1997 was $5.94, $10.96 and $6.82, respectively. The following assumptions were used in computing the fair value of options granted: expected volatility of 80%, expected lives of five years (except for the Purchase Plans where the expected lives are six months), zero divided yield, and weighted-average risk-free interest rate of 5.2% in 1999, 5.9% in 1998, and 6.4% in 1997.

10. Retirement Plan

     The Company has a defined contribution retirement plan (the "Plan"), the terms of which, as amended, allow eligible employees who have met certain age and service requirements to participate, by electing to contribute a percentage of their compensation to be set aside to pay their future retirement benefits, as defined by the Plan. The Company has agreed to make discretionary contributions to the Plan. For the fiscal years ended July 31, 1999, 1998 and 1997 the Company made contributions to the Plan totaling approximately $183,000, $139,000 and $58,000, respectively.

11. Net Loss Per Share

     The Company's basic net loss per share amounts have been computed by dividing net loss by the weighted average number of common shares outstanding. For the fiscal years ended July 31, 1999, 1998 and 1997, the Company reported net losses and, therefore, no common stock equivalents were included in the computation of diluted net loss per share, since such inclusion would have been antidilutive.

12. The Emisphere Charitable Foundation, Inc.

     During 1993, the Board authorized the incorporation of The Emisphere Charitable Foundation, Inc. (the "Foundation"). The Foundation has since been incorporated and intends to seek tax exempt status under section 501(c)(3) of the Internal Revenue Code. The Foundation's charitable purpose is to grant financial assistance to pay expenses incurred by persons or their families who are suffering from serious, debilitating, or prolonged illnesses. The Company intends to contribute cash and Company stock options to the Foundation. Two officers of the Company are directors of the Foundation. The Foundation currently has 15,000 options to acquire an equal number of shares of the Company's common stock at an exercise price of $9.75 per share.

13. Ebbisham Limited

     Ebbisham Limited ("Ebbisham"), an Irish corporation owned jointly by Elan Corporation, plc ("Elan") and the Company until July 1999 when it became a wholly owned subsidiary of the Company, was formed in September 1996 to develop and market heparin products using technologies contributed by Elan and the Company. Elan provided the initial funding of $4.5 million. Thereafter, Elan and the Company provided funding equally. During the year ended July 31, 1999, Elan and the Company each contributed approximately $7.5 million to fund Ebbisham's operations.

                          EMISPHERE TECHNOLOGIES, INC.

     In fiscal 1996, the Company issued and sold to an affiliate of Elan 600,000 shares of the Company's common stock and warrants to purchase an additional 250,000 shares, at $16.25 per share, for a total of $7.5 million. In fiscal 1998, Elan exercised the warrants.

     Pursuant to agreements with Elan and Ebbisham, the Company performed certain research and development services on behalf of Ebbisham. In connection therewith, the Company recognized contract research revenues during each of the three fiscal years ended July 31, 1999 of approximately $5.7 million, $7.1 million, and $4.0 million, respectively. As of July 31, 1998, amounts due from Ebbisham for services rendered totaled approximately $7.7 million.

     In July 1999, Emisphere acquired Elan's ownership interest in Ebbisham, in exchange for a seven year $20.0 million zero coupon note (the "Ebbisham Note") carrying a 15% interest rate, compounding semi-annually, plus royalties on oral heparin product sales, subject to an annual maximum, and certain milestone payments. Under certain conditions, Elan has agreed to subscribe to the Company's common stock. This transaction resulted in Ebbisham becoming a wholly owned subsidiary of the Company.

     The acquisition of Elan's ownership interest in Ebbisham has been accounted for in accordance with the purchase method of accounting. The purchase price of approximately $18.1 million ($20.4 million, including transaction costs, net of purchase accounting adjustments for accrued funding liabilities in excess of actual funding requirements of $2.3 million) has been allocated $9.7 million and $8.4 million to acquired in-process research and development, which was expensed at the date of acquisition, and purchased technology, respectively.

     As of the acquisition date, it was determined that the acquired in-process research and development had not reached technological feasibility and did not have an alternative future use. Approximately 48%, 80%, and 80% of the research and development effort remained to be completed for liquid heparin, solid dosage heparin, and solid dosage low molecular weight heparin, respectively, as of the acquisition date. Before these products can be commercialized, the Company is required to complete Phase III clinical trials for liquid heparin, initiate and complete Phase I through III clinical studies for both solid dosage forms of heparin and low molecular weight heparin, and file New Drug Applications with the United States Food and Drug Administration. The Company currently estimates the cost to complete clinical trials and obtain regulatory approval to be in excess of $30.0 million. The Company expects to complete development of liquid heparin in fiscal 2002. In valuing the acquired in-process research and development, the Company used discounted cash flows over a 10-year period and risk adjusted discount rates ranging from 20% to 45%, depending on the product's stage of development. Purchased technology is being amortized using the straight-line method over its expected useful life of approximately 15 years.

     In conjunction with the above transaction, Elan committed to provide the Company with up to $15.0 million in financial support for Phase III clinical trials of oral heparin. The provision by Elan of these loans is subject to the Company attaining certain clinical milestones and other conditions, including the commencement of oral heparin Phase III clinical trials by October 31, 1999. The Company does not anticipate commencement of such trials within the stipulated period.

                          EMISPHERE TECHNOLOGIES, INC.

     The following unaudited pro forma information presents a summary of consolidated results of operations assuming the acquisition had taken place at the beginning of each fiscal year and excludes the write-off of acquired in-process research and development of approximately $9.7 million:

                                                            (Unaudited)
                                                              Fiscal
                                                       Years Ended July 31,
                                                     --------------------------
                                                         1999          1998
                                                     ------------  ------------
      Sales......................................... $  4,400,000  $  8,800,000
      Net loss...................................... $(25,500,000) $(14,800,000)
      Net loss per share............................ $      (2.19) $      (1.37)

These pro forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that actually would have resulted had the acquisition occurred on the date indicated or that may result in the future.

     Selected financial data of Ebbisham, prior to acquisition, as of July 31, 1998, for the period from August 1, 1998 to July 2, 1999 (the acquisition date), the fiscal year ended July 31, 1998, and the period from September 26, 1996 (inception) to July 31, 1997, are as follows:

Balance Sheet Data

                                                                  July 31, 1998
                                                                  -------------
                         Assets
Cash.....................................................         $    741,184
                                                                  ============
          Liabilities and Stockholders' Deficit
Accounts payable (1).....................................         $  9,408,518
Subordinated debt........................................            4,500,000
Stockholders' deficit....................................          (13,167,334)
                                                                  ------------
  Total liabilities and stockholders' deficit                     $    741,184
                                                                  ============

Statement of Operations Data

                                                   Fiscal        Period from
                                  Period from    Year Ended   September 26, 1996
                               August 1, 1998 to  July 31,      (inception) to
                                 July 2, 1999       1998        July 31, 1997
                               ----------------- -----------  ------------------
Total revenue.................    $   104,829    $    32,760     $    72,045
Total expenses (2)............     (6,289,084)    (8,120,183)     (5,171,956)
                                  -----------    -----------     -----------
Net loss......................    $(6,184,255)   $(8,087,423)    $(5,099,911)
                                  ===========    ===========     ===========

------------------
(1) Includes $7,710,056 due the Company at July 31, 1998.
(2) Includes $5,732,805, $7,061,270, and $3,999,733 related to services performed by the Company on behalf of Ebbisham for the period from August 1, 1998 to July 2, 1999, the year ended July 31, 1998, and the period from September 26, 1996 (inception) to July 31, 1997.

14. Strategic Alliances

     The Company performs research and development for others pursuant to research collaborations and feasibility studies. Under the research collaborations, Emisphere will be reimbursed for development costs and may be entitled to payments if certain development milestones are achieved. In addition, the

                          EMISPHERE TECHNOLOGIES, INC.

collaborations contain provisions, which require the Company to negotiate the terms of a licensing agreement contemplating the exclusive worldwide use of the Company's proprietary technology. All of the Company's research collaborations are generally cancelable by the partners without significant financial penalty to the collaborator. Feasibility studies are of short duration and are designed to evaluate the applicability of the Company's drug delivery carriers to specific drugs. Costs associated with research and development collaborations and feasibility studies are expected to approximate the revenues recognized.

     In December 1997, the Company and Novartis Pharma AG ("Novartis") entered into a research collaboration to investigate the Company's technology for oral delivery of two selected Novartis compounds. The agreement provides for an initial research collaboration period expiring in December 1999 and two options on the part of Novartis to acquire exclusive licenses to use the Company's technologies for the development and commercialization of oral formulations of the Novartis compounds.

     In the event Novartis exercises its technology license options, it has the obligation (subject to the Company's approval) to purchase up to $16 million of the Company's Common Stock. This investment may be made in four tranches at prices based on market prices at the time of exercise. The first tranche is subject to certain price limitations.

     Under the agreement, Novartis has made quarterly payments to the Company for work performed by the Company in connection with the collaboration and is to make future payments in the event certain milestones are achieved. In September 1999, Novartis initiated clinical testing of a solid oral dosage form of one of their compounds using the Company's oral drug delivery technology.

     In February 1997, the Company and Eli Lilly & Company ("Lilly") entered into an agreement to combine Lilly's therapeutic protein and formulation capabilities with the Company's carrier technologies. The agreement provided for periodic payments to the Company to fund a research and development program, which was completed during fiscal 1999. Under the agreement, the Company granted to Lilly a series of options to acquire licenses to use the Company's technologies. In fiscal 1998, Lilly exercised two of its options and entered into two license agreements to use the Company's technologies in connection with two proteins.

     During fiscal year 1999, Lilly suspended development of one of the proteins pending further review by them of the injectable version of the protein. With respect to the second protein, Emisphere designed and supplied "carriers" to Lilly for evaluation. As a result, Emisphere is awaiting further direction from Lilly on both compounds. The above license agreements provide for future payments, in the event certain milestones are achieved, as defined, as well as royalty payments if a commercial product results from the collaboration. As of July 31, 1999, these license agreements were in effect.

     During the fiscal years ended July 31, 1999, 1998 and 1997, the agreements with Novartis and Lilly generated revenues to the Company of $4.3 million, $8.8 million (including milestone payments of $4.0 million from Lilly) and $1.4 million, respectively.

15. Subsequent Event

     On November 2, 1999, the Company issued 2,300,000 million shares of common stock for net proceeds of approximately $23.5 million.

                       Report of Independent Accountants

To the Board of Directors and Stockholders of Ebbisham Limited:

     In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Ebbisham Limited ("Ebbisham") (a development stage enterprise) at July 31, 1998, and the results of its operations and its cash flows for the period from September 26, 1996 (inception) to July 31, 1997, the year ended July 31, 1998, the period from August 1, 1998 through July 2, 1999 and the cumulative period from September 26, 1996 (inception) to July 2, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Ebbisham's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As described in Note 7 to the financial statements, in July 1999, Emisphere Technologies, Inc. ("Emisphere") acquired Elan Corporation plc's 50% ownership interest in Ebbisham and, therefore, Ebbisham became a wholly owned subsidiary of Emisphere. These financial statements have been prepared as of and for the periods prior to the Emisphere acquisition.

PricewaterhouseCoopers LLP
New York, New York
September 10, 1999

                                EBBISHAM LIMITED
                        (a development stage enterprise)

                                 BALANCE SHEET

                                                                    July 31,
                                                                      1998
                                                                  ------------
                             ASSETS
Current assets:
  Cash........................................................... $    741,184
                                                                  ------------
Total assets..................................................... $    741,184
                                                                  ============
              LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Due to Elan Corporation plc.................................... $  1,698,462
  Due to Emisphere Technologies, Inc. ...........................    7,710,056
  Accrued expenses...............................................          --
                                                                  ------------
Total current liabilities........................................    9,408,518
Subordinated debt................................................    4,500,000
                                                                  ------------
Total liabilities................................................   13,908,518
                                                                  ------------
Stockholders' deficit:
  "A" ordinary shares, par value $1.00 per share, 5,000,000
   shares authorized, 10,000 shares issued and outstanding at
   July 31, 1998. "B" ordinary shares, par value $1.00 per share,
   5,000,000 shares authorized, 10,000 shares issued and
   outstanding at July 31, 1998..................................       20,000
  Deficit accumulated during the development stage...............  (13,187,334)
                                                                  ------------
Total stockholders' deficit......................................  (13,167,334)
                                                                  ------------
Total liabilities and stockholders' deficit...................... $    741,184
                                                                  ============


    The accompanying notes are an integral part of the financial statements.

                                EBBISHAM LIMITED
                        (a development stage enterprise)

                            STATEMENTS OF OPERATIONS

                                                      For the
                                                    period from  Cumulative for
                           For the                 September 26, the period from
                         period from    For the        1996       September 26,
                          August 1,   fiscal year   (inception)       1996
                           1998 to       ended        through      (inception)
                           July 2,     July 31,      July 31,        through
                            1999         1998          1997       July 2, 1999
                         -----------  -----------  ------------- ---------------
Revenues:
  Interest income....... $   104,829  $    32,760   $    72,045   $    209,634
Expenses:
  Research and
   development..........  (6,165,393)  (8,120,183)   (5,171,956)   (19,457,532)
  General and
   administrative.......    (123,691)         --            --        (123,691)
                         -----------  -----------   -----------   ------------
Net loss................ $(6,184,255) $(8,087,423)  $(5,099,911)  $(19,371,589)
                         ===========  ===========   ===========   ============



    The accompanying notes are an integral part of the financial statements.

                               EBBISHAM LIMITED
                       (a development stage enterprise)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
      For the period from September 26, 1996 (inception) to July 2, 1999, including the period from August 1, 1998 to July 2, 1999,
  the fiscal year ended July 31, 1998, and the period from September 26, 1996
                         (inception) to July 31, 1997

                          Number of shares
                          -----------------
                          Ordinary Ordinary Ordinary Ordinary Accumulated
                            "A"      "B"      "A"      "B"      deficit        Total
                          -------- -------- -------- -------- ------------  ------------
Ordinary shares issued
 in consideration for
 cash...................   10,000   10,000  $10,000  $10,000  $             $     20,000
Net loss for the period
 from September 26, 1996
 (inception) to July 31,
 1997...................                                        (5,099,911)   (5,099,911)
                           ------   ------  -------  -------  ------------  ------------
Balance at July 31,
 1997...................   10,000   10,000   10,000   10,000    (5,099,911)   (5,079,911)
Net loss for the year
 ended July 31, 1998....                                        (8,087,423)   (8,087,423)
                           ------   ------  -------  -------  ------------  ------------
Balance at July 31,
 1998...................   10,000   10,000   10,000   10,000   (13,187,334)  (13,167,334)
Net loss for the period
 from August 1, 1998 to
 July 2, 1999...........                                        (6,184,255)   (6,184,255)
                           ------   ------  -------  -------  ------------  ------------
Balance at July 2,
 1999...................   10,000   10,000  $10,000  $10,000  $(19,371,589) $(19,351,589)
                           ======   ======  =======  =======  ============  ============

   The accompanying notes are an integral part of the financial statements.

                                EBBISHAM LIMITED
                        (a development stage enterprise)
                            STATEMENTS OF CASH FLOWS
                Increase (Decrease) in Cash and Cash Equivalents

                                                                   Cumulative
                                                       For the      for the
                           For the                   period from  period from
                         period from                September 26,  September
                          August 1,      For the        1996        26, 1996
                             1998        fiscal      (inception)   (inception)
                              to       year ended      through      through
                           July 2,      July 31,      July 31,       July 2,
                             1999         1998          1997          1999
                         ------------  -----------  ------------- ------------
Cash flows from
 operating activities:
  Net loss.............. $ (6,184,255) $(8,087,423)  $(5,099,911) $(19,371,589)
  Changes in assets and
   liabilities:
    Increase (decrease)
     in payable to Elan
     Corporation plc....   (1,698,462)   1,058,913       639,549           --
    Increase (decrease)
     in payable to
     Emisphere
     Technologies,
     Inc................   (7,684,826)   7,061,270       648,786        25,230
    Increase in accrued
     expenses...........       10,408          --            --         10,408
                         ------------  -----------   -----------  ------------
Net cash (used in)
 provided by operating
 activities.............  (15,557,135)      32,760    (3,811,576)  (19,335,951)
Cash flows from
 financing activities:
  Proceeds from issuance
   of share capital.....          --           --         20,000        20,000
  Proceeds from issuance
   of subordinated
   debt.................   26,847,699          --      4,500,000    31,347,699
  Repayment of
   subordinated debt....  (11,949,233)         --            --    (11,949,233)
                         ------------  -----------   -----------  ------------
Net cash provided by
 financing activities...   14,898,466          --      4,520,000    19,418,466
Net (decrease) increase
 in cash................     (658,669)      32,760       708,424        82,515
Cash at beginning of
 period.................      741,184      708,424           --            --
                         ------------  -----------   -----------  ------------
Cash at end of period... $     82,515  $   741,184   $   708,424  $     82,515
                         ============  ===========   ===========  ============

    The accompanying notes are an integral part of the financial statements.

                                EBBISHAM LIMITED
                        (a development stage enterprise)

                         NOTES TO FINANCIAL STATEMENTS

1. Organization and Business:

     Ebbisham Limited ("Ebbisham"), an Irish corporation, was formed as an equally owned joint venture between Elan Corporation plc ("Elan") and Emisphere Technologies, Inc. ("Emisphere") (collectively, the "Partners"), in September 1996 to develop and market heparin products utilizing technologies contributed by the Partners. In July 1999, Emisphere acquired 100% of Elan's ownership interest in Ebbisham (see Note 7). As a development stage enterprise, Ebbisham's primary efforts to date have been devoted to research and development and raising capital.

2. Summary of Significant Accounting Policies:

Basis of Preparation

     The accompanying financial statements of Ebbisham were prepared in accordance with generally accepted accounting principles in the United States.

Cash

     The carrying amount reported in the balance sheet for cash approximates its fair value. Cash subjects Ebbisham to concentrations of credit risk.

Income Taxes

     Ebbisham accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," ("SFAS 109"). SFAS 109 requires that Ebbisham recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined on the basis of the difference between the tax bases of assets and liabilities and their respective financial reporting amounts ("temporary differences") at enacted tax rates in effect for the years in which the temporary differences are expected to reverse.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. Subordinated Debt:

     Subordinated debt consists of the following:

                                                        Due to       Due to
                                                         Elan       Emisphere
                                                     ------------  -----------
      Balance at July 31, 1998...................... $  4,500,000  $       --
      Current activity:
        Loans.......................................    7,449,233   19,398,466
        Repayments..................................  (11,949,233)         --
                                                     ------------  -----------
      Balance at July 2, 1999....................... $        --   $19,398,466
                                                     ============  ===========

                                EBBISHAM LIMITED
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

     The subordinated debt is interest-free until Ebbisham has sufficient equity, as defined, and has earned a profit after tax in the preceding financial year of not less than $100,000.

     The rate of interest in a given financial year is as follows:

   .5% if profits after tax for that financial year exceed $100,000 but do not exceed $5,000,000.

   . 10% if profits after tax for that financial year exceed $5,000,000 but do not exceed $10,000,000.

   .  15% if profits after tax for that financial year exceed $10,000,000.

     The debt is subordinated to the claims of all other creditors of Ebbisham.

4. Stockholders' Deficit:

     Ebbisham's certificate of incorporation provides for the issuance of five million ordinary "A" shares and five million ordinary "B" shares. The rights and terms of both types of shares are identical except that Elan held the ordinary "A" shares through July 2, 1999 and by Emisphere subsequent to that date, and Emisphere holds the ordinary "B" shares.

5. Income Taxes:

     Ebbisham is subject to the provisions of tax laws in Ireland. Accordingly, in the event that Ebbisham earns royalty income for its patents in the future, such amounts may be exempt from income tax under certain circumstances. In addition, in the event that taxable profits are derived from Ebbisham's manufacture of products, a tax would be imposed on profits earned at tax rates ranging from 10% to 32%. Ebbisham has available net operating loss carryforwards of approximately $13 million, which, under certain circumstances, may be available to offset taxable income arising in the future. As a result of the uncertainty of whether Ebbisham will have future taxable income and whether the net operating losses being carried forward will be available to offset such taxable income, Ebbisham has established a valuation allowance equal to the total deferred tax asset. The total deferred tax asset, net of the valuation allowance, was not material.

6. Related Party Transactions:

     On September 26, 1996 (inception), Ebbisham entered into certain agreements with Elan and Emisphere relating to the research and development of an oral heparin product under development. In accordance with these agreements, the Partners perform certain research and development activities on behalf of Ebbisham. For the period from August 1, 1998 through July 2, 1999, Ebbisham incurred research and development expenses for work performed by Elan and Emisphere in the amount of $432,588 and $5,732,805, respectively. For the year ended July 31, 1998, Ebbisham incurred research and development expenses for work performed by Elan and Emisphere in the amount of $1,058,913 and $7,061,270, respectively. For the period from September 26, 1996 (inception) through July 31, 1997, Ebbisham incurred research and development expenses for work performed by Elan and Emisphere in the amount of $1,172,233 and $3,999,733, respectively. Cumulatively, for the period from September 26, 1996 (inception) through July 2, 1999, Ebbisham incurred research and development expenses for work performed by Elan and Emisphere of $2,663,734 and $16,793,808, respectively.

7. Ownership:

     In July 1999, Emisphere acquired Elan's ownership interest in Ebbisham in exchange for a seven-year $20 million zero coupon note. The acquisition, which resulted in Ebbisham becoming a wholly owned

                                EBBISHAM LIMITED
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued) subsidiary of Emisphere, will be accounted for by Emisphere in accordance with the purchase method of accounting. The accompanying financial statements are presented as of and for the periods prior to Emisphere's acquisition. As such, the accompanying financial statements do not reflect purchase accounting adjustments recorded by Emisphere relating to this change in ownership.

8. Subsequent Event:

     In September 1999, Emisphere initiated procedures to liquidate Ebbisham.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                2,500,000 Shares

                      [LOGO] EMISPHERE TECHNOLOGIES, INC.

                                  Common Stock

                              ------------------

                                   PROSPECTUS

                              ------------------

                                   Chase H&Q

                           Deutsche Banc Alex. Brown

                            Warburg Dillon Read LLC

                          Adams, Harkness & Hill, Inc.

                              ------------------

                                        , 2000

                              ------------------

     You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

     We have not taken any action in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with the offering described in this Registration Statement. The Company has agreed to pay all of the costs and expenses of this offering.

      SEC registration fee............................................ $ 31,264
      National Association of Securities Dealers, Inc. filing fee.....   12,343
      Nasdaq National Market listing fee..............................   17,500
      Printing and engraving costs....................................  185,000
      Legal fees and expenses.........................................  125,000
      Accounting fees and expenses....................................  105,000
      Miscellaneous...................................................    3,893
                                                                       --------
        Total......................................................... $480,000
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith, that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

     Section 102(b)(7) of the General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company's Restated Certificate of Incorporation contains such a provision.

     The Company's Certificate of Incorporation and By-laws provide that the Company shall indemnify officers, directors, employees and agents of the Company, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. The Certificate of Incorporation and By-Laws also permit the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such. The Company has obtained such directors' and officers' insurance insuring, subject to certain conditions, its directors and officers against certain liabilities.

     The Underwriting Agreement provides for indemnification by the Underwriters of the Company, its directors and officers, and persons who control the Company within the meaning of Section 15 of the Securities Act for certain liabilities.

ITEM 16. EXHIBITS.

  1.1*  Form of Underwriting Agreement.
  4.1*  Restated Certificate of Incorporation of the Company dated June 13,
        1997, as amended by the Certificate of Amendment dated January 25, 1999
        (incorporated by reference to the registrant's Quarterly Report on Form
        10-Q for the quarterly period ended January 31, 1999).
  4.2* By-laws of the Company, as amended December 7, 1998 (incorporated by reference to the registrant's Quarterly Report on Form 10-Q for the quarterly period ended January 31, 1999).
  4.3* Rights Agreement, dated as of February 23, 1996, by and between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to the registrant's Current Report on Form 8-K dated March 5,
        1996).
  5.1*  Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.
 23.1*  Consent of Paul, Weiss, Rifkind, Wharton & Garrison (contained in
        Exhibit 5.1).
 23.2** Consent of PricewaterhouseCoopers LLP (regarding the registrant).
 23.3** Consent of PricewaterhouseCoopers LLP (regarding Ebbisham Limited).
 24.1*  Power of Attorney (Included on Page II-4).

------------------

 * Previously filed.

** Replaces previously filed exhibit.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act") each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
   (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and State of New York on the 22nd day of February, 2000.

                                          Emisphere Technologies, Inc.

                                          By: /s/ Charles H. Abdalian, Jr.

                                             ----------------------------------

                                             Charles H. Abdalian, Jr.

                                             Vice President, Chief
                                             FinancialOfficer and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 22, 2000.

                 Signature                            Title
                 ---------                            -----

                     *                      Chairman of the Board and
___________________________________________  Chief Executive Officer
         Michael M. Goldberg, M.D.           (Principal Executive
                                             Officer)

       /s/ Charles H. Abdalian, Jr.         Vice President, Chief
___________________________________________  Financial Officer and
         Charles H. Abdalian, Jr.            Secretary

                     *                      Controller and Chief
___________________________________________  Accounting Officer
            Joseph D. Poveromo               (Principal Financial and
                                             Accounting Officer)
                     *                      Director
___________________________________________
          Peter Barton Hutt, ESQ.

                     *                      Director
___________________________________________
            Jere E. Goyan, PH.D

                     *                      Director
___________________________________________
        Mark I. Greene, M.D., PH.D.

                     *                      Director
___________________________________________
              Howard M. Pack

                 Signature                            Title
                 ---------                            -----

                     *                      Director
___________________________________________
         Joseph R. Robinson, PH.D.

                     *                      Director
___________________________________________
            Robert J. Levenson

  /s/ Charles H. Abdalian Jr.

*By:
  ----------------------------------

    Charles H. Abdalian Jr.

    Attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit No.                               Exhibit
 -----------                               -------
 1.1*        Form of Underwriting Agreement.
 4.1*        Restated Certificate of Incorporation of the Company dated June
             13, 1997, as amended by the Certificate of Amendment dated January
             25, 1999 (incorporated by reference to the registrant's Quarterly
             Report on Form 10-Q for the quarterly period ended January 31,
             1999).
 4.2*        By-laws of the Company, as amended December 7, 1998 (incorporated by reference to the registrant's Quarterly Report on Form 10-Q for the quarterly period ended January 31, 1999).
 4.3*        Rights Agreement, dated as of February 23, 1996, by and between
             Emisphere Technologies, Inc. and Continental Stock Transfer &
             Trust Company (incorporated by reference to the registrant's
             Current Report on Form 8-K dated March 5, 1996).
 5.1*        Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.
 23.1*       Consent of Paul, Weiss, Rifkind, Wharton & Garrison (contained in
             Exhibit 5.1).
 23.2**      Consent of PricewaterhouseCoopers LLP (regarding the registrant).
 23.3**      Consent of PricewaterhouseCoopers LLP (regarding Ebbisham
             Limited).
 24.1*       Power of Attorney (Included on signature page).

------------------

* Previously filed.

** Replaces previously filed exhibit.